__________

ARRANGEMENT AGREEMENT

Between:

OAXACA RESOURCES CORP.

And:

GARMATEX TECHNOLOGIES, INC.

Dated as of April 8, 2016

Garmatex Technologies, Inc.
Unit 101, 2455 - 192nd Street, Surrey, British Columbia, Canada, V3S 3X1

__________

TABLE OF CONTENTS
ARTICLE 1 INTERPRETATION	2
DEFINITIONS	2
INTERPRETATION	12
ENTIRE AGREEMENT	12
CURRENCY	12
TIME	13
SCHEDULES	13
KNOWLEDGE	13
ACCOUNTING PRINCIPLES	13
INVALIDITY OF PROVISIONS	13
ARTICLE 2 THE ARRANGEMENT	13
ARRANGEMENT	13
IMPLEMENTATION STEPS BY THE TARGET	14
TARGET INFORMATION CIRCULAR AND RELATED MATERIALS	15
INTERIM ORDER	15
FINAL ORDER	16
PAYMENT OF CONSIDERATION	16
ARRANGEMENT FILINGS	16
EFFECTIVE DATE	16
SECURITIES AND CORPORATE COMPLIANCE	16
PREPARATION OF FILINGS	16
DISSENTING SHARES	17
PURCHASER APPROVALS	17
TARGET APPROVALS	18
NO FRACTIONAL SHARES	18
U.S. SECURITIES LAW MATTERS	18
ARTICLE 3 REPRESENTATIONS AND WARRANTIES	20
REPRESENTATIONS AND WARRANTIES OF THE TARGET	20
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER	20
ARTICLE 4 ADDITIONAL AGREEMENTS	20
NON-WAIVER	20
NATURE AND SURVIVAL	20
ARTICLE 5 COVENANTS	20
CONSULTATION WITH RESPECT TO NEWS RELEASES	20
COVENANTS OF THE TARGET	21
COVENANTS OF THE PURCHASER	23
SECURED AND SUBORDINATED LOAN	24
MUTUAL COVENANTS	24
THE TARGET'S COVENANTS REGARDING NON-SOLICITATION	26
RIGHT TO ACCEPT A SUPERIOR PROPOSAL	28
ARTICLE 6 REMEDIES	29
AVAILABILITY OF EQUITABLE REMEDIES	29
ARTICLE 7 CONDITIONS	29
MUTUAL CONDITIONS	29
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PURCHASER	31

- ii -

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE TARGET	32
NOTICE AND CURE PROVISIONS	33
SATISFACTION OF CONDITIONS	34
ARTICLE 8 ADDITIONAL AGREEMENTS	34
ACCESS TO INFORMATION	34
ARTICLE 9 AMENDMENT	34
AMENDMENT	34
MUTUAL UNDERSTANDING REGARDING AMENDMENTS	35
COOPERATION ON STRUCTURE	35
ARTICLE 10 TERMINATION AND COMPENSATION	35
TERMINATION	35
EFFECT OF TERMINATION	36
EXPENSES	37
TERMINATION FEES	37
ARTICLE 11 GENERAL	38
NOTICES	38
TIME OF ESSENCE	39
NO THIRD PARTY BENEFICIARIES	39
FURTHER ASSURANCES	39
GOVERNING LAW	39
EXECUTION IN COUNTERPARTS	39
ENUREMENT AND ASSIGNMENT	39

Schedule 1	-	Plan of Arrangement;
Schedule 2	-	Representations and Warranties of Target;
Schedule 3	-	Representations and Warranties of Purchaser;
Schedule 4	-	Locked-up Securityholders;
Schedule 5	-	Arrangement Resolution; and
Schedule 6	-	U.S. Accredited Investor Certificate.

__________

ARRANGEMENT AGREEMENT

THIS ARRANGEMENT AGREEMENT is made as of the 8th day of April, 2016.

BETWEEN:

OAXACA RESOURCES CORP., a company incorporated under the laws of the
State of Nevada, U.S.A., and having an address for notice and delivery located at
7458 Allison Place, Chilliwack, British Columbia, Canada, V4Z 1J7

(the "Purchaser");

AND:

GARMATEX TECHNOLOGIES, INC., a company incorporated under the laws of the Province of British Columbia, Canada, and having an address for notice and delivery located at Unit 101, 2455 - 192nd Street, Surrey, British
Columbia, Canada, V3S 3X1

(the "Target");

(and each of the Purchaser and the Target being hereinafter singularly also referred to as a "Party" and collectively referred to as the "Parties" as the context so requires).

WHEREAS:

(A)                  The Purchaser and the Target are proposing to carry out a transaction pursuant to which the Purchaser will acquire all of the issued and outstanding shares of the Target; and

(B)                  The Purchaser and the Target intend that the acquisition of the Target by the Purchaser be carried out under the arrangement provisions of Part 9, Division 5 of the Business Corporations Act (British Columbia);

THIS AGREEMENT WITNESSES that, in consideration of the covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby mutually acknowledged), the Parties hereto do hereby covenant and agree as follows:

ARTICLE 1
INTERPRETATION

Definitions

1.1                   Wherever used in this Agreement, unless there is something inconsistent in the subject matter or context, the following words and terms will have the meanings set out below and in addition certain other words and terms are defined in the Plan of Arrangement:

(a)       "Acquisition Proposal" means any proposal or offer made by a third party (including a stated intention to make a proposal or offer) regarding a merger, amalgamation, statutory arrangement, share exchange, business combination, recapitalization, take-over bid, tender offer, sale or other disposition of 20% or more of the assets of the Target (on a consolidated basis) in a single transaction or a series of related transactions (or any lease, long-term supply agreement or other arrangement having the same economic effect as a sale or other disposition of 20% or more of the assets of the Target), reorganization, liquidation, winding-up, sale, issue or redemption of 20% or more of the total number of common shares or rights or interests therein or thereto or similar transactions involving the Target (other than the Transaction);

(b)       "Affiliate" has the meaning ascribed to it in the Securities Act (British Columbia), as amended;

(c)       "Arrangement" means the arrangement under Part 9, Division 5 of the BCBCA on the terms set forth in the Plan of Arrangement which is attached hereto as Schedule 1;

(d)       "Arrangement Agreement" or "Agreement" means this arrangement agreement and any amendment or variation hereto made in accordance with Article 9, including all Schedules hereto and any instrument or agreement supplementary or ancillary hereto;

(e)       "Arrangement Filings" means the filings, if any, that are required under the BCBCA to be made with the Registrar in order for the Arrangement to be effective;

(f)       "Arrangement Resolution" means the special resolution approving this Agreement and the Plan of Arrangement to be considered at the Target Meeting, to be substantially in the form and content of Schedule 5 hereto;

(g)       "Authorization" means an authorization, order, permit, approval, grant, licence, registration, consent, right, notification, condition, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction, decision, decree, bylaw, rule or regulation, whether or not the same have the force of Laws;

(h)       "BCBCA" means the Business Corporations Act (British Columbia), as now enacted and as amended, and the regulations thereto;

(i)       "Business Day" means a day that is not a Saturday, Sunday or civic or statutory holiday, in British Columbia;

(j)       "Canadian GAAP" means generally accepted accounting principles in effect from time to time in Canada, being those accounting principles set forth by the Institute of Chartered Accountants in Canada;

(k)       "Canadian Securities Laws" means the Securities Act and the equivalent legislation in the other Provinces and in the Territories of Canada, as amended from time to time, the rules, regulations and forms made or promulgated under any of such statutes, and the published policies, bulletins and notices of the regulatory authorities administering such statutes;

(l)       "Change in Recommendation" will have the meaning ascribed to it in Section 5.9(b)(iii);

(m)       "Circular" means the notice of the Target Meeting and accompanying management information circular, including all schedules thereto and documents incorporated by reference therein, to be sent to holders of Target Shares in connection with the Target Meeting and includes any amendments thereto;

(n)       "Claims" means claims of any nature or kind whatsoever against the Target Shares, Target Options or Target Warrants, as the case may be, including, without limitation, encumbrances, charges, liens, security interests, trust claims or any other claims in equity, at law or otherwise;

(o)       "Competition Act" means the Competition Act (Canada), as amended from time to time;

(p)       "Concessions" means any mining concession, claim, lease, licence, permit or other right to explore for, exploit, develop, mine or produce minerals or any interest therein which Purchaser owns or has a right or option to acquire or use;

(q)       "Concurrent Financing" means the Purchaser's proposed private placement equity financing of units of the Purchaser at a price of not less than $0.40 per unit on a post-Purchaser Subdivision basis ($5.00 per unit pre-Purchaser Subdivision basis), where each unit is comprised of not greater than one Purchaser Share and one-half of one Purchaser Warrant, and with each such whole Purchaser Warrant being exercisable into one Purchaser Share for a period of not greater than two years from the completion of the Transaction at a Purchaser Warrant exercise price of not less than US$0.60 per Purchaser Warrant share, resulting in gross proceeds of up to $5,000,000 to the Purchaser;

(r)       "Confidentiality Agreement" means the agreement entered into by the Parties dated April 8, 2016;

(s)       "Consideration" means the number of Purchaser Shares issuable by the Purchaser in respect of each Target Share pursuant to the Plan of Arrangement;

(t)       "Contracts" means all contracts, licences, leases, agreements, commitments, entitlements, engagements, warranties or guarantees to which a Person or any Subsidiary of the Person is a party or pursuant to which the Person or any Subsidiary of the Person is obligated to provide a benefit to, or is entitled to receive a benefit from, any other Person;

(u)       "Court" means the Supreme Court of British Columbia;

(v)       "Depositary" means Empire Stock Transfer Inc.;

(w)       "Dissenting Shareholder" means a holder of Dissenting Shares;

(x)       "Dissenting Shares" will have the meaning ascribed to it in Section 2.11;

(y)       "Effective Date" means the date upon which the Arrangement becomes effective as provided in the Plan of Arrangement;

(z)       "Effective Time" has the meaning ascribed thereto in the Plan of Arrangement;

(aa)       "Encumbrance" means any encumbrance including any mortgage, pledge, assignment, charge, lien, security interest, adverse interest in property, other third party interest or encumbrance of any kind whether contingent or absolute, and any agreement, option, right or privilege (whether by law, contract or otherwise) capable of becoming any of the foregoing;

(ab)       "Environmental Approvals" means all permits, certificates, licences, authorizations, consents, instructions, registrations, directions or approvals issued or required by Governmental Entities pursuant to Environmental Laws with respect to the operation of a Person or its Subsidiaries or its businesses, including the control or ownership of leased property or Real Property;

(ac)       "Environmental Laws" means all applicable Laws, including applicable civil or common law, relating to the protection or enhancement of the Environment and employee and public health and safety;

(ad)       "Exchange Ratio" means one Purchaser Share for each Target Share;

(ae)       "Final Order" means the order of the Court approving the Arrangement, as such order may be amended at any time before the Effective Date or, if appealed, then unless such appeal is withdrawn or denied, as affirmed or as amended on appeal;

(af)       "Governmental Entity" means (i) any international, multinational, national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau, ministry, agency or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the above, (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing or (iv) any Stock Exchanges and the Securities Regulators, having or purporting to have jurisdiction in the relevant circumstances;

(ag)       "Hazardous Substance" means any chemical, material or substance, pollutant, contaminant, waste of any nature, hazardous substance, hazardous material, toxic substance, dangerous substance or dangerous good as defined, judicially interpreted or identified in any Environmental Law and includes any constituents or breakdown product related to such material, substance or good;

(ah)       "IFRS" means International Financial Reporting Standards;

(ai)       "Intellectual Property" means any licenses for or other rights to use, any inventions, patent applications, patents, trade-marks (both registered and unregistered), trade names, copyrights, trade secrets and other proprietary information;

(aj)       "Interim Order" means the interim order of the Court providing for, among other things, the calling and holding of the Target Meeting, as the same may be amended;

(ak)       "Investment Canada Act" means the Investment Canada Act (Canada), as amended from time to time;

(al)       "Laws" means all laws, statutes, codes, ordinances, decrees, rules, regulations, by-laws, statutory rules, published policies and guidelines, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, including general principles of common and civil law, and terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity, statutory body or self-regulatory authority, and the term "applicable" with respect to such Laws and in the context that refers to one or more Persons, means that such Laws apply to such Person or Persons or its or their business, undertaking, property or securities and emanate from a Person having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities;

(am)       "Liens" means any hypothecs, mortgages, pledges, assignments, liens, charges, security interests, encumbrances and adverse rights or claims, other third person interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing;

(an)       "Loan" has the meaning ascribed to it in Section 5.5;

(ao)       "Locked-up Securityholders" means those Target Shareholders and holders of Target Warrants, being all the directors and officers of the Target and certain of the largest shareholders of the Target (as well as certain holding companies thereof) and certain of the largest holders of Target Warrants, all as set forth in Schedule 4 hereto, who have entered into Voting Agreements with the Purchaser pursuant to which they have agreed, subject to the terms of such Voting Agreements, to vote their Target Shares and Target Warrants in favour of the Arrangement Resolution;

(ap)       "Material Adverse Effect" means, in respect of any Person, any change, effect, event or occurrence that either individually or in the aggregate with other such changes, effects, events or occurrences, is or would reasonably be expected to be material and adverse to the business, results of operations or assets, properties, capitalization, condition (financial or otherwise) or liabilities of that person and its subsidiaries, on a consolidated basis, except any change, effect, event or occurrence resulting from or relating to (i) the announcement of the execution of this Agreement or the transactions contemplated hereby, (ii) changes in general economic, securities, financial, banking or currency exchange markets, (iii) any change in US GAAP or IFRS, (iv) any natural disaster provided that it does not have a materially disproportionate affect on that Person relative to comparable companies, (v) changes affecting that Person's industry generally, provided that such changes do not have a materially disproportionate effect on that Person relative to comparable companies, (vi) generally applicable changes in applicable Laws, (vii) the commencement or continuation of any war, armed hostilities or acts of terrorism provided that it does not have a materially disproportionate affect on that Person relative to comparable companies or (viii) any decrease in the market price or any decline in the trading volume of that Person's common shares (it being understood that the causes underlying such change in market price or trading volume (other than those in items (i) to (vii) above) may be taken into account in determining whether a Material Adverse Effect has occurred);

(aq)       "Material Contract" in respect of the Target means:

(i)       any Contract involving aggregate payments to or by the Target or any of the Target Subsidiaries in excess of $25,000;

(ii)       any Contract with annual payments to or by the Target or any of the Target Subsidiaries in excess of $25,000, with a term or commitment to or by the Target or any of the Target Subsidiaries that may reasonably extend beyond one year and which cannot be terminated without penalty on less than 30 days notice or which is outside the ordinary course of business; and

(iii)       any other Contract which is material to the Target, excluding contracts entered into for the purposes of the Transaction contemplated herein; and

in respect of the Purchaser, means a "material contract" within the meaning of such term under NI 51-102.

(ar)       "Material Fact" has the meaning ascribed thereto in the Securities Act;

(as)       "Misrepresentation" has the meaning set out in the Securities Act;

(at)       "NI 43-101" means National Instrument 43-101 - Standards of Disclosure for Mineral Projects;

(au)       "NI 51-102" means National Instrument 51-102 - Continuous Disclosure Obligations;

(av)       "ordinary course of business", "ordinary course of business consistent with past practice", or any similar reference, means, with respect to an action taken by a person, that such action is consistent with the past practices of such person and is taken in the ordinary course of the normal day-to-day business and operations of such person;

(aw)       "Parties" means the Purchaser and the Target and "Party" means any one of them;

(ax)       "Person" means any individual, sole proprietorship, partnership, unlimited liability company, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, Governmental Entity, and a natural person in such person's capacity as trustee, executor, administrator or other legal representative and, when the context requires it, means either the Purchaser or the Target;

(ay)       "Plan of Arrangement" means the plan of arrangement as set forth in Schedule 1 to this Agreement as amended or supplemented from time to time;

(az)       "Purchaser" means Oaxaca Resources Corp., a company existing under the laws of the of the State of Nevada, U.S.A., together with, unless the context implies otherwise, all of the Purchaser Subsidiaries and Purchaser's Affiliates;

(ba)       "Purchaser Balance Sheet" means the balance sheet of Purchaser as at April 30, 2015 and 2014, forming part of the Purchaser Financial Statements;

(bb)       "Purchaser Board" means the board of directors of Purchaser;

(bc)       "Purchaser Disclosure Documents" means, collectively, all documents published or filed by the Purchaser with the SEC since June 20, 2014;

(bd)       "Purchaser Financial Statements" means the audited financial statements of the Purchaser, which comprise the Purchaser Balance Sheet and the statements of operations and cash flows for the years then ended as well as any subsequent unaudited interim financial statements of the Purchaser;

(be)       "Purchaser Shareholders" means holders of the Purchaser Shares;

(bf)       "Purchaser Shares" means the common shares with a par value of USD $0.001 per share in the capital of the Purchaser;

(bg)       "Purchaser Subdivision" means a subdivision of the Purchaser's authorized capital and outstanding Purchaser Shares on a basis of twelve and one-half (12.5) new Purchaser common shares for each one existing Purchaser Share;

(bh)       "Purchaser Subsidiaries" means Subsidiaries of the Purchaser as set out in the Purchaser Disclosure Documents;

(bi)       "Real Property" means all lands owned, purported to be owned, or leased by a Person and its Subsidiaries and all plants, buildings, structures, erections, improvements, appurtenances and fixtures (other than tenant's fixtures) situate on or forming part of such lands;

(bj)       "Registrar" means the Registrar of Companies under the BCBCA;

(bk)       "Regulation D" means Regulation D under the U.S. Securities Act;

(bl)       "Regulation S" means Regulation S under the U.S. Securities Act;

(bm)       "Regulatory Approval" means any approval, consent, waiver, permit, order or exemption from any Governmental Entity that is required or advisable to be obtained in order to permit the Arrangement to be effected;

(bn)       "Release" has the meaning prescribed in any Environmental Law and includes, without limitation, any release, spill, leak, pumping, pouring, emission, emptying, discharge, injection, escape, leaching, disposal, dumping, deposit, spraying, burial, abandonment, incineration, seepage, or placement;

(bo)       "Replacement Warrants" has the meaning ascribed to it in Section 2.16;

(bp)       "SEC" means the United States Securities and Exchange Commission;

(bq)       "Securities Act" means the Securities Act (British Columbia), as amended;

(br)       "Securities Laws" means, collectively, all applicable Canadian Securities Laws, U.S. Securities Laws, and any other applicable securities Laws;

(bs)       "Securities Regulators" means the British Columbia Securities Commission, the securities regulatory authorities in each of the other Provinces of Canada and the SEC;

(bt)       "SEDAR" means the System for Electronic Document Analysis and retrieval of the Canadian Securities Administrators;

(bu)       "Statutory Plan" means a statutory benefit plan which the Target or the Purchaser are required to participate in or comply with, including the Canada Pension Plan and plans administered pursuant to applicable health tax, workplace safety insurance and employment insurance legislation;

(bv)       "Stock Exchanges" means OTC Markets Group Inc.;

(bw)       "Subsidiary" means, with respect to a specified body corporate, any body corporate of which through share ownership or otherwise, the specified body corporate is entitled to elect a majority of the board of directors thereof (whether or not shares of any other class or classes will or might be entitled to vote upon the happening of any event or contingency) are at the time owned directly or indirectly by such specified body corporate and will include any body corporate, partnership, joint venture or other entity over which it exercises direction or control or which is in a like relation to a Subsidiary;

(bx)       "Superior Proposal" means a bona fide written Acquisition Proposal made by a third party with whom the Target and each of its officers and directors deals at arm's length to, directly or indirectly, acquire assets that individually or in the aggregate constitute more than 50% of the assets (on a consolidated basis) of the Target or more than 50% of the common shares of the Target, whether by way of merger, amalgamation, arrangement, share exchange, take-over bid, business combination, or otherwise, and that the Target Board determines in good faith after consultation with its financial advisors and outside legal counsel (i) is reasonably capable of being completed without undue delay, taking into account all legal, financial, regulatory and other aspects of such proposal and the party making such proposal, (ii) is fully financed or is reasonably capable of being fully financed, (iii) is not subject to a due diligence condition, (iv) is not subject, by virtue of law or the policies of any stock exchange, to the condition that the issue of shares by the acquiring party be approved by a vote of any of its securityholders, (v) that is offered or made to all shareholders in Canada and the United States of the Target on the same terms and (vi) would in the opinion of the Target Board acting in good faith if consummated in accordance with its terms (without assuming away the risk of non-completion), result in a transaction more favourable to the shareholders of the Target, from a financial point of view, than the terms of the Transaction;

(by)       "Target" means Garmatex Technologies, Inc., a company existing under the laws of the Province of British Columbia, Canada, and, where the context permits, a reference to the Target includes the Target Subsidiaries;

(bz)       "Target Balance Sheet" means the consolidated balance sheet of the Target as at December 31, 2015 and 2014, forming part of the Target Financial Statements;

(ca)       "Target Board" means the board of directors of the Target;

(cb)       "Target Circular" means the notice of the Target Meeting and accompanying management information circular, including all schedules, appendices and exhibits thereto, to be sent to the holders of the Target Shares and the Target Warrants in connection with the Target Meeting, as amended, supplemented or otherwise modified from time to time;

(cc)       "Target Consolidation" means a consolidation of the Target Shares on the basis of one new Target common share for each five existing Target Shares;

(cd)       "Target Disclosure Letter" means the disclosure letter executed by the Target and delivered to the Purchaser in connection with the execution of this Agreement;

(ce)       "Target Employees" means the employees of the Target;

(cf)       "Target Financial Statements" means the consolidated annual financial statements of the Target, which comprise the Target Balance Sheet and the consolidated statements of loss, comprehensive loss, and deficit, shareholders' equity, and cash flows for the years then ended.

(cg)       "Target Meeting" means the annual general and special meeting of Target Shareholders and holders of Target Warrants to be held to consider the Arrangement Resolution, including any adjournment or adjournments thereof;

(ch)       "Target Option" means an option that is outstanding prior to the Effective Date to acquire Target Shares pursuant to an option granted by the Target;

(ci)       "Target Securities" means, collectively, the Target Shares, the Target Options and the Target Warrants;

(cj)       "Target Securityholders" means Target Shareholders, holders of Target Options and holders of Target Warrants;

(ck)       "Target Shareholder Approval" has the meaning ascribed to such term in Section 2.4(d);

(cl)       "Target Shareholders" means the holders of Target Shares;

(cm)       "Target Shares" means the common shares without par value in the capital of the Target;

(cn)       "Target Subsidiaries" means, collectively, those subsidiaries of the Target listed in Schedule (E) of the Target Disclosure Letter;

(co)       "Target Warrants" means the warrants to purchase Target Shares as described in Schedule (B) of the Target Disclosure Letter;

(cp)       "Tax Act" means the Income Tax Act (Canada);

(cq)       "Taxes" means all taxes, duties, levies, imposts and charges however denominated, including any interest, penalties or other additions that may become payable in respect thereof, imposed by any Governmental Entity, including all income or profits taxes (including federal income taxes and provincial and state income taxes), capital taxes, payroll and employee and other withholding taxes, employment insurance, social insurance taxes (including Canada and Quebec Pension Plan payments), sales and use taxes, ad valorem taxes, goods and services and harmonized sales taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, goods and services taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, pension assessment and other obligations of the same or of a similar nature to any of the foregoing;

(cr)       "Tax Returns" includes, without limitation, all returns, reports, declarations, elections, notices, filings, information returns and statements in respect of Taxes;

(cs)       "Termination Date" means August 15, 2016, or such later date as may be mutually agreed to in writing by the Parties;

(ct)       "Termination Fee" has the meaning ascribed thereto in Section 10.4;

(cu)       "Transaction" means, collectively, the transactions contemplated herein and in the Plan of Arrangement as such may be amended from time to time;

(cv)       "Transaction Documents" means collectively, this Agreement, the Target Disclosure Letter, the Plan of Arrangement and any Schedules attached hereto and thereto and the Voting Agreements;

(cw)       "Transmittal Letter" means the letter of transmittal to be sent by the Target to holders of Target Shares for use in connection with the Arrangement;

(cx)       "U.S. Exchange Act" means the United States Securities Exchange Act of 1934, as amended;

(cy)       "U.S. Person" means a U.S. person as defined in Regulation S;

(cz)       "U.S. Securities Act" means the United States Securities Act of 1933, as amended;

(da)       "U.S. Securities Laws" means the "blue sky" or securities law of any state or territory of the United States or the District of Columbia, together with the U.S. Exchange Act and the U.S. Securities Act, and the rules and regulations of the SEC thereunder;

(db)       "U.S. Tax Code" means the United States Internal Revenue Code of 1986, as amended; and

(dc)       "Voting Agreements" means the voting agreements (including all amendments thereto) between the Purchaser and the Locked-up Securityholders.

Interpretation

1.2                   In this Agreement, unless otherwise expressly stated or the context otherwise requires:

(a)       the division of this Agreement and the Plan of Arrangement into Articles and Sections and the further division thereof and the insertion of headings and a table of contents are for convenience of reference only and will not affect the construction or interpretation of this Agreement or the Arrangement. Unless otherwise indicated, any reference in this Agreement and the Plan of Arrangement to an Article, Section or the symbol Section , or Schedule refers to the specified Article or Section of or Schedule to this Agreement;

(b)       the terms "Arrangement Agreement", "this Agreement", "hereof", "herein", "hereunder" and similar expressions refer to this Agreement and not to any particular section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto and, unless otherwise indicated, a reference herein to a section is to the appropriate section of this Agreement;

(c)       words importing the singular number only will include the plural and vice versa, words importing the use of any gender will include all genders and words importing persons will include firms and corporations and vice versa;

(d)       if any date on which any action is required to be taken hereunder by any of the parties is not a Business Day, such action will be required to be taken on the next succeeding day which is a Business Day;

(e)       the word "including" means "including, without limiting the generality of the foregoing"; and

(f)       a reference to a statute is to that statute as now enacted or as the statute may from time to time be amended, re-enacted or replaced and includes any regulation, rule or policy made thereunder.

Entire Agreement

1.3                   The Transaction Documents and the Confidentiality Agreement constitute the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersede all prior arrangements, understandings, negotiations and discussions, whether oral or written, among them with respect to the subject matter hereof.

Currency

1.4                   All references to cash or currency in this Agreement are to United States dollars unless otherwise indicated.

Time

1.5                   Unless otherwise indicated, all times expressed herein are local time, Vancouver, British Columbia, Canada.

Schedules

1.6                   The following Schedules are attached hereto and form part of this Agreement:

Schedule		Description
Schedule 1	-	Plan of Arrangement;
Schedule 2	-	Representations and Warranties of the Target;
Schedule 3	-	Representations and Warranties of the Purchaser;
Schedule 4	-	Locked-up Securityholders;
Schedule 5	-	Arrangement Resolution; and
Schedule 6	-	U.S. Accredited Investor Certificate.

Knowledge

1.7                   Any reference to the knowledge of the Target will mean to the best of the knowledge, information and belief of the Chief Executive Officer and the Chief Financial Officer of the Target, after due inquiry within the Target and the Target Subsidiaries. Any reference to the knowledge of the Purchaser will mean to the best of the knowledge, information and belief of the Chief Executive Officer and the Chief Financial Officer of the Purchaser, after due inquiry within the Purchaser and the Purchaser Subsidiaries.

Accounting Principles

1.8                   All references to generally accepted accounting principles, unless otherwise stated, are to the principles recommended, from time to time, in the Handbook of the Canadian Institute of Chartered Accountants and all accounting terms not otherwise defined in this Agreement have the meanings assigned to them in accordance with Canadian generally accepted accounting principles.

Invalidity of Provisions

1.9                   Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of other provision thereof.

ARTICLE 2
THE ARRANGEMENT

Arrangement

2.1                   The Parties agree that the Arrangement will be implemented in accordance with and subject to the terms and conditions contained in this Agreement and the Plan of Arrangement and, without limitation to the foregoing, at the Effective Time the Plan of Arrangement shall become effective with the result that among other things, the Purchaser will become the holder of all the outstanding Target Shares.

Implementation Steps by the Target

2.2                   The Target covenants in favour of the Purchaser that the Target will act expeditiously and in good faith to:

(a)       apply to the Court, as soon as reasonably practicable, in a manner acceptable to the Purchaser, acting reasonably, under Part 9, Division 5 of the BCBCA for the Interim Order, and thereafter proceed with and diligently pursue the Interim Order;

(b)       lawfully convene and hold the Target Meeting as soon as reasonable practicable after the receipt of the Interim Order, and in any event no later than June 15, 2016, for the purpose of approving the Arrangement Resolution, provided that the Purchaser has satisfied its obligations under Section 2.10(b). Except as otherwise provided in this Agreement, the Target will not adjourn or otherwise change the timing of the Target Meeting without the prior written consent of the Purchaser, such consent not to be unreasonably withheld;

(c)       subject to obtaining such shareholder approval as is required by the Interim Order, apply to the Court under Part 9, Division 5 of the BCBCA, as soon as reasonably practicable after the Target Meeting, for the Final Order approving the Arrangement, and thereafter proceed with and diligently pursue the obtaining of the Final Order;

(d)       subject to obtaining the Final Order, as soon as reasonably practicable thereafter, but subject to the satisfaction or waiver of the other conditions herein contained in favour of each party, deliver to the Registrar any Arrangement Filings and take all other steps or actions as may be required in connection with the Transaction to give effect to the Arrangement;

(e)       instruct counsel acting for it to bring the applications referred to in Section 2.2(a) and Section 2.2(c) in cooperation with counsel to the Purchaser. The Target shall not file any material with the Court in connection with the Arrangement or serve any such material, and shall not agree to modify or amend materials so filed or served except as expressly permitted hereby or with the Purchaser's prior written consent, acting reasonably; and

(f)       permit the Purchaser and its counsel to review and comment upon drafts of all materials to be filed by the Target with the Court in connection with the Transaction and provide counsel to the Purchaser on a timely basis with copies of any notice of appearance and evidence served on the Target or its counsel in respect of the application for the Final Order or any appeal therefrom and of any notice (written or oral) received by the Target indicating any intention to oppose the granting of the Final Order or to appeal the Final Order.

Target Information Circular and Related Materials

2.3                   With the assistance of the Purchaser, the Target will use commercially reasonable efforts to expeditiously prepare the Circular, together with any other documents required by applicable Laws in connection with the Arrangement, and the Target will use commercially reasonable efforts to cause the Circular and other documentation required in connection with the Target Meeting to be sent to each Target Shareholder and holder of Target Warrants and filed as required by the Interim Order or applicable Laws as soon as reasonably practicable. In any event, the Target will use commercially reasonable efforts to prepare all materials necessary for filing the application for the Interim Order with the Court within 45 days after the date of execution of this Agreement, except to the extent any delay beyond such period is due to the Purchaser's failure to comply on a timely basis with its obligations under Section 2.10(b) in respect of the Circular.

Interim Order

2.4                   The notice of motion for the application referred to in Section 2.2(a) will request that the Interim Order provide:

(a)       that Target Shareholders and the holders of Target Warrants will be the only classes of Persons to whom notice is to be provided in respect of the Arrangement and the Target Meeting and for the manner in which such notice is to be provided;

(b)       that the Target Meeting may be adjourned from time to time by management of the Target without the need for additional approval of the Court;

(c)       that the record date for Target Shareholders and holders of Target Warrants entitled to notice of and to vote at the Target Meeting will not change in respect of adjournments of the Target Meeting;

(d)       that the requisite approval for the Arrangement Resolution will be two-thirds of the votes cast on the Arrangement Resolution by each of Target Shareholders (voting together as a single class) and the holder of Target Warrants (voting together as a single class) present in person or represented by proxy at the Target Meeting and entitled to vote thereat (collectively, the "Target Shareholder Approval");

(e)       that, in all other respects, the terms, restrictions and conditions of the notice of articles and articles of the Target, including quorum requirements and all other matters, will apply in respect of the Target Meeting;

(f)       for the grant of the dissent rights referred to in Section 2.11; and

(g)       for the notice requirements with respect to the presentation of the application for the Final Order.

Final Order

2.5                   Following approval of the Target Resolution at the Target Meeting, the Target will forthwith apply to the Court for the Final Order, on terms satisfactory to each of the Parties. All notices of motion and related materials referred to in Section 2.2 shall be in a form satisfactory to the Parties acting reasonably.

Payment of Consideration

2.6                   The Purchaser will, following receipt of the Final Order and before the Effective Date, ensure that the Depositary has been provided with sufficient Purchaser Shares in escrow to pay the aggregate Consideration.

Arrangement Filings

2.7                   If necessary to give effect to the Arrangement, the Target will make the Arrangement Filings.

Effective Date

2.8                   From and after the Effective Time, the Plan of Arrangement will have all of the effects provided by applicable Laws, including the BCBCA. The closing of the transactions contemplated hereby will take place at the offices of McMillan LLP in Vancouver, British Columbia, Canada, or at such other location as may be agreed upon by the Parties.

Securities and Corporate Compliance

2.9                   The Target will (with the assistance of the Purchaser and its counsel) diligently do all such acts and things as may be necessary to comply, in all material respects, with all applicable Laws in relation to the Target Meeting.

Preparation of Filings

2.10

(a)     The Parties will cooperate in:

(i)       the preparation of the applications for the Interim Order and the Final Order and the preparation of any other documents reasonably considered by the Parties to be necessary to discharge their respective obligations under applicable Laws in connection with the Transaction; and

(ii)       the taking of all such action as may be required under applicable Laws in connection with the Transaction.

(b)       Each Party will furnish to the other all such information concerning it, its Affiliates and its shareholders as may be required to effect the actions described in Section 2.3 and Section 2.9 and the foregoing provisions of this Section 2.10, and each covenants that no information furnished by it in connection with such actions or otherwise in connection with the consummation of the Transaction will contain any untrue statement of a Material Fact or omit to state a Material Fact required to be stated or which is necessary in order to make any information so furnished not misleading in the light of the circumstances in which it is furnished or to be used.

(c)       The Parties will each promptly notify the other if at any time before the Effective Time it becomes aware that the Circular or an application for an order described in Section 2.2 or Section 2.4 or any application filed with a Governmental Entity contains any untrue statement of a Material Fact or omits to state a Material Fact required to be stated therein or which is necessary to make the statements contained therein not misleading in light of the circumstances in which they were made, or that otherwise requires an amendment or supplement to the Circular or such application. In any such event, the Parties will cooperate in the preparation of a supplement or amendment to the Circular or such other application, as required and as the case may be, and, if required, will cause the same to be distributed to the Target Shareholders and holders of Target Warrants and/or filed with the applicable Governmental Entities.

(d)       The Target will ensure that the Circular complies with all applicable Laws and, without limiting the generality of the foregoing, that the Circular does not contain any untrue statement of a Material Fact or omit to state a Material Fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they were made (other than with respect to any information relating to and provided by the Purchaser to the Target in writing). Without limiting the generality of the foregoing, the Target will ensure that the Circular provides Target Shareholders and holders of Target Warrants with information in sufficient detail to permit them to form a reasoned judgment concerning the matters to be placed before them at the Target Meeting and to allow the Purchaser to rely upon the exemption from registration provided under Rule 506(b) of Regulation D and/or section 4(a)(2) or Regulation S of the U.S. Securities Act with respect to the issuance of the Purchaser Shares and Replacement Warrants in exchange for the Target Shares and Target Warrants, as applicable, pursuant to the Transaction.

Dissenting Shares

2.11                 Target Shareholders may exercise rights of dissent with respect to their Target Shares in connection with the Arrangement pursuant to and in the manner set forth in the Plan of Arrangement. The Target will give the Purchaser prompt notice of any written notice of a dissent, withdrawal of such notice, and any other instruments served pursuant to such rights of dissent and received by the Target.

Purchaser Approvals

2.12                 The Purchaser represents as of the date hereof that its Board of Directors, after considering the Transaction, has determined:

(a)       to authorize the Purchaser to consummate the Transaction on the terms set forth herein and in the Plan of Arrangement; and

(b)       to authorize the Purchaser to execute and deliver this Agreement.

Target Approvals

2.13                 The Target represents as of the date hereof that its Board of Directors has unanimously:

(a)       determined that the Transaction is fair to the Target Shareholders and the holders of Target Warrants as a whole and is in the best interests of the Target;

(b)       resolved to recommend that the Target Shareholders and holders of Target Warrants vote in favour of the Arrangement Resolution;

(c)       resolved to authorize the Target to consummate the Transaction on the terms set forth herein and in the Plan of Arrangement; and

(d)       resolved to authorize the Target to execute and deliver this Agreement.

No Fractional Shares

2.14                 The Purchaser will not be required to issue or deliver fractions of Purchaser Shares or to distribute share certificates which evidence fractional Purchaser Shares.

U.S. Securities Law Matters

2.15                 The Parties agree that the Arrangement will be carried out with the intention that all securities issued on completion of the Arrangement to Target Securityholders will be issued by the Purchaser in reliance on the exemption from the registration requirements of the U.S. Securities Act provided by Rule 506(b) or Regulation D and/or section 4(a)(2) or Regulation S of the U.S. Securities Act and pursuant to exemptions from applicable state securities laws, if applicable, and that as such all securities issued will be "restricted securities" within the meaning of Rule 144 under the U.S. Securities Act.

2.16                 The Parties understand and acknowledge that the Purchaser is considered a U.S. "domestic issuer" under applicable U.S. securities Laws and, as such, upon the original issuance therefore and until such time as the same is no longer required under applicable requirements of the U.S. Securities Act or applicable state securities laws, certificates representing the Purchaser Shares, the replacement warrants to be issued in exchange for the Target Warrants pursuant to the Plan of Agreement (the "Replacement Warrants") and any Purchaser Shares to be issued pursuant to the exercise of any such Replacement Warrants (with the Replacement Warrants being, collectively, the "Securities") and all certificates issued in exchange therefore or in substitution thereof, shall bear one of the following legends:

The certificates representing the Securities issued outside the United States to non-U.S. Persons shall bear the following legend:

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE [for Warrants add: AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF] HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "U.S. SECURITIES ACT") OR APPLICABLE STATE SECURITIES LAWS.  THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE U.S. SECURITIES ACT AND IN ACCORDANCE WITH ANY APPLICABLE STATE SECURITIES LAWS, OR PURSUANT TO AN EXEMPTION OR EXCLUSION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES REPRESENTED BY THE CERTIFICATE CANNOT BE THE SUBJECT OF HEDGING TRANSACTIONS UNLESS SUCH TRANSACTIONS ARE CONDUCTED IN COMPLIANCE WITH THE U.S. SECURITIES ACT."

The certificates representing the Securities issued in the United States or to U.S. Persons, or for the account or benefit of a U.S. Person or a person in the United States, shall bear the following legend:

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE [for Warrants add: AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF] HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "U.S. SECURITIES ACT") OR APPLICABLE STATE SECURITIES LAWS.  THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE U.S. SECURITIES ACT AND IN ACCORDANCE WITH ANY APPLICABLE STATE SECURITIES LAWS, OR PURSUANT TO AN EXEMPTION OR EXCLUSION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.";

provided, however, in either case, if any Securities are being sold the legend may be removed by delivery to the Purchaser's registrar and transfer agent and the Purchaser an opinion of counsel, of recognized standing reasonably satisfactory to the Purchaser, that such legend is no longer required under applicable requirements of the U.S. Securities Act or state securities laws.

In addition, the Parties understands and agree that the certificates representing any Replacement Warrants, and all certificates issued in exchange therefore or in substitution thereof, shall bear the applicable legend set forth above in this Section 2.16 as well as the following legend:

"THESE WARRANTS AND THE SECURITIES DELIVERABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "U.S. SECURITIES ACT") OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THESE WARRANTS MAY NOT BE EXERCISED BY OR ON BEHALF OF A U.S. PERSON OR A PERSON IN THE UNITED STATES UNLESS THESE WARRANTS AND THE SHARES ISSUABLE UPON EXERCISE OF THESE WARRANTS HAVE BEEN REGISTERED UNDER THE U.S. SECURITIES ACT AND THE APPLICABLE SECURITIES LEGISLATION OF ANY SUCH STATE OR EXEMPTIONS FROM SUCH REGISTRATION REQUIREMENTS ARE AVAILABLE. "UNITED STATES" AND "U.S. PERSON" ARE AS DEFINED BY REGULATION S UNDER THE U.S. SECURITIES ACT."

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

Representations and Warranties of the Target

3.1                   The Target hereby represents and warrants to the Purchaser as set forth in Schedule 2, with such representations and warranties being subject to the Transaction.

Representations and Warranties of the Purchaser

3.2                   The Purchaser hereby represents and warrants to the Target as set forth in Schedule 3, with such representations and warranties being subject to the Transaction.

ARTICLE 4
ADDITIONAL AGREEMENTS

Non-Waiver

4.1                   No investigations made by or on behalf of any of the Purchaser or the Target at any time will have the effect of waiving, diminishing the scope of or otherwise affecting any representation or warranty made by any of them in or pursuant to this Agreement. No waiver of any condition or other provision, in whole or in part, will constitute a waiver of any other condition or provision (whether or not similar), nor will such waiver constitute a continuing waiver unless otherwise expressly provided. No waiver by the Purchaser or the Target will be effective unless it is in writing.

Nature and Survival

4.2                   All representations and warranties contained in this Agreement on the part of each Party will terminate on the Effective Date; provided, however, that, subject to Section 10.4, neither the Purchaser nor the Target will be released or relieved from any liability arising from the breach by it of any of its covenants, representations or warranties set forth in this Agreement.

ARTICLE 5
COVENANTS

Consultation With Respect to News Releases

5.1                   Prior to the Effective Time the Target will consult with the Purchaser prior to issuing any press release or otherwise making public statements. In addition, the Target will consult with Purchaser prior to making any filing with any Governmental Entity with respect to the Transaction. The Target will use all commercially reasonable efforts to enable the Purchaser to review and comment on all such press releases before the release thereof and will enable the Purchaser to review and comment on such filings before the filing thereof; provided that the obligations herein will not prevent any Party from making such disclosure as its counsel advises is required by applicable Laws or the rules and policies of the reporting jurisdictions of the Party, or such disclosure that is made in the ordinary course of business consistent with past practice. The Target agrees not to make any public statement that is inconsistent with any such press release or this Agreement. The Purchaser will take commercially reasonable efforts to provide the Target in advance with a copy of any press releases with respect to the Transaction.

Covenants of the Target

5.2                   The Target covenants and agrees, except as contemplated in this Agreement or the Plan of Arrangement, that from the date hereof until the Effective Date or the day upon which this Agreement is terminated, whichever is earlier:

(a)       it will continue to carry on the business and affairs of the Target in the usual and normal course, take all action and make all expenditures necessary to maintain all of the properties and assets owned and controlled by the Target in good standing and it will not, without prior consultation with and the consent of the Purchaser, such consent not to be unreasonably withheld, enter into new commitments of a capital expenditure nature;

(b)       it will not, except as provided for in this Agreement or as disclosed in the Target Disclosure Letter, without prior consultation with and the consent of the Purchaser, directly or indirectly do, agree to do, or permit to occur any of the following (i) amend its constating documents, (ii) declare, set aside or pay any dividend or other distribution or payment in respect of any of the Target Shares, (iii) issue, grant, sell or pledge or agree to issue, grant, sell or pledge any Target Securities (other than Target Shares issuable upon the exercise of currently outstanding Target Options or Target Warrants or issuable upon settlement or conversion of outstanding indebtedness in the Target), (iv) redeem, purchase or otherwise acquire any of the outstanding Target Securities, (v) split, combine or reclassify any of the Target Shares (other than the Target Consolidation), (vi) adopt resolutions or enter into any agreement providing for the amalgamation, merger, consolidation, reorganization, liquidation, dissolution or any other extraordinary transaction or adopt any plan of liquidation, (vii) reduce its stated capital, (viii) sell or otherwise dispose or encumber of any of the assets of the Target outside the ordinary course of business that individually or in the aggregate are material to the Target except under the Loan, (ix) amend, alter, enter into or terminate any employment or consulting agreement or alter the pay, benefits or other terms and conditions of employment or service of any employees or consultants other than with non-executive employees in the ordinary course, (x) make or commit to make any severance payments or termination payments to any person including, without limitation, consultants, directors, officers, employees or agents of the Target or (xi) enter into or amend any agreements, arrangements or transactions with any related party;

(c)       subject to the terms of the Confidentiality Agreement and applicable Laws, it will permit the Purchaser's officers, directors, employees, consultants and advisors, at all reasonable times, access to the books, records, reports and all other information relevant to the business, properties and affairs of the Target, including all reports, correspondence and other information provided by all of the Target's consultants. In addition, the Target will, in all material respects, conduct itself so as to keep the Purchaser fully informed as to the material decisions or actions required to be made or undertaken with respect to the operation of its business; provided that such disclosure is not otherwise prohibited by operation of applicable Laws or by reason of a confidentiality obligation owed to a third party for which a waiver could not be obtained;

(d)       subject to Section 5.9 and Section 5.10, it will publicly support the Transaction and recommend to the Target Shareholders and holders of Target Warrants that they vote in favour of the Arrangement at the Target Meeting;

(e)       notwithstanding the terms of the Confidentiality Agreement, it will permit the Purchaser' officers, directors, employees, consultants and advisors to solicit acceptance of the Arrangement from the Target Shareholders and holder of Target Warrants in accordance with applicable Laws;

(f)       the Target shall use its commercially reasonable efforts to conduct its affairs so that all of the representations and warranties of the Target contained herein shall be true and correct on and as of the Effective Date as if made on and as of such date; and

(g)       the Target shall continue to provide access to the Purchaser and its advisors for the purposes of conducting the Purchaser's due diligence investigations.

5.3                   The Target covenants and agrees with the Purchaser that:

(a)       it will use its commercially reasonable efforts to satisfy all of the conditions precedent to the completion of the Transaction and to use its commercially reasonable efforts to apply for and obtain, and will cooperate with the Purchaser in applying for and obtaining, the consents, orders and approvals necessary for the Parties, respectively, to complete the Transaction;

(b)       subject to obtaining any required consents and except as prohibited by applicable Laws, it will promptly provide the Purchaser with any information in the possession or control of, and relating to, the Target and, in addition, subject to any confidentiality obligations, will provide any information specifically requested by the Purchaser or its counsel so that the Purchaser may complete its due diligence investigations of the Target;

(c)       it will complete the Target Consolidation prior to the Effective Time;

(d)       it will use its commercially reasonable efforts to cause all Target Options to be cancelled prior to the Effective Time; and

(e)       it will (i) take all commercially reasonable action to lawfully solicit proxies in favour of the Arrangement Resolution and (ii) not make a Change in Recommendation except in accordance with Section 5.9 and Section 5.10.

Covenants of the Purchaser

5.4                   The Purchaser covenants and agrees with the Target that:

(a)       subject to obtaining any required consents and except as prohibited by applicable Laws, and subject to the Confidentiality Agreement, it will promptly provide the Target with any information in the possession or control of the Purchaser and relating to the Purchaser that is relevant to the Target's due diligence investigations of the Purchaser and, in addition, subject to any confidentiality obligations, will provide any information specifically requested by the Target or its counsel so that the Target may complete its due diligence investigations of the Purchaser;

(b)       it will use commercially reasonable efforts (i) to cause the Purchaser Shares to be issued to Target Shareholders pursuant to the terms of the Arrangement to be posted for trading on the OTC Pink operated by the OTC Markets Group Inc. and (ii) to cause the Purchaser Shares which the holders of Target Warrants are entitled to receive on exercise of Target Warrants, respectively, to be posted for trading on the OTC Pink;

(c)       the Purchaser will honour the Target Warrants outstanding on the Effective Date as set forth in the Plan of Arrangement which will continue in effect on the same terms and conditions (subject to the adjustments required after giving effect to the Target Consolidation and the Arrangement and including, without limitation, that such Target Warrants will be exercisable for Purchaser Shares). The Purchaser will take all corporate action necessary to reserve for issuance a sufficient number of Purchaser Shares for delivery upon the exercise of the Target Warrants to be honoured in accordance with this Section 5.4(c);

(d)       it will not, prior to the Effective Date, except as provided for in this Agreement, without prior consultation with and the consent of the Target, directly or indirectly do, agree to do, or permit to occur any of the following (i) amend its constating documents, (ii) declare, set aside or pay any dividend or other distribution or payment in respect of any of the Purchaser Shares, (iii) issue, grant, sell or pledge or agree to issue, grant, sell or pledge any securities of Purchaser (other than the Concurrent Financing), (iv) redeem, purchase or otherwise acquire any of the outstanding Purchaser Shares, (v) split, combine or reclassify any of the Purchaser Shares (other than the Purchaser Subdivision), (vi) reduce its stated capital, (vii) amend its accounting policies or adopt new accounting policies, in each case except as required in accordance with US GAAP, (viii) make or commit to make any severance payments or termination payments to any person and including, without limitation, consultants, directors, officers, employees or agents of Purchaser, or (ix) enter into or amend any agreements, arrangements or transactions with any related party;

(e)       complete the Purchaser Subdivision prior to the Effective Time; and

(f)       it will use commercially reasonable efforts to cause up to 1,320,000 pre-Purchaser Subdivision restricted common shares held by certain shareholders of Purchaser to be cancelled (the "Purchaser Founder Cancellation") on or prior to the Effective Time.

Secured and Subordinated Loan

5.5                   The Purchaser covenants and agrees to advance by way of a loan or loans to the Target (collectively, the "Loan"), as requested by the Target from time to time and prior to or commensurate with the completion of the Transaction, the aggregate principal sum of all of the net Concurrent Financing proceeds (collectively, the "Principal Sum") received prior to the completion of the Transaction together with, in each such instance, interests accruing on any Principal Sum of a Loan amount hereunder at the rate of five percent (5%) per annum, compounded semi-annually and not in advance (the "Interest") prior to maturity; and with maturity in each such instance of a Loan shall be on the date that is the earlier of (i) nine months from the advancement date of any such Principal Sum Loan by Purchaser to the Target, (ii) the closing of the Transaction or (iii) 90 calendar days from the termination, for any reason whatsoever, of this Agreement (such earlier date referred to as the "Maturity").

5.6                   In this regard the Parties hereby acknowledge and agree that any such Principal Sum and Interest will be secured, contemporaneously with the advancement of any funds under any such Loan, by way of a senior, subordinated (subordinated only to the Target's existing secured indebtedness), fixed and floating charge on all of the assets of the Target. In this regard it is hereby also acknowledged and agreed that, upon the completion of the Transaction, it is intended, subject to Purchaser's prior receipt of appropriate accounting and legal advice, that any Loan from Purchaser will simply be forgiven, or become an inter-company account as the situation may require.

5.7                   Notwithstanding any other provisions of the pending Loans and including, without limitation, the Target's right of repayment, at any time prior to any Principal Sum Loan's requisite Maturity date, the Purchaser will have, in addition to all of the rights specifically provided for under the pending Loans, the exclusive right and option, in its sole and absolute discretion, to elect to convert any portion of the then Principal Sum Loan and Interest outstanding hereunder into such securities of the Target that will form any form of financing that is completed contemporaneously with the initial listing of the Target on any recognized stock exchange or over-the-counter market as the case may be in North America.

Mutual Covenants

5.8                   Each of the Parties covenants and agrees that, except as contemplated in the Transaction Documents, from the date hereof until the Effective Date or the day upon which this Agreement is terminated, whichever is earlier:

(a)       it will:

(i)       use its reasonable commercial efforts to preserve intact in all material respect its business organizations and goodwill, to keep available the services of its officers and employees as a group and to maintain satisfactory relationships with suppliers, unions, agents, distributors, customers and others having business relationships with it;

(ii)       not take any action that would interfere with or be inconsistent with the completion of the Transaction or which would render, or that reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue in any material respect at any time before the Effective Date; and

(iii)       promptly notify the other Party of any Material Adverse Effect, or any change which could reasonably be expected to result in a Material Adverse Effect, in respect of its business or properties, and of any Governmental Entity or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated);

(b)       it will use commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions precedent to the obligations of the Parties set forth in Article 7 to the extent that such is within its control and to take, or cause to be taken, all other reasonable action and to do, or cause to be done, all other things reasonably necessary, proper or advisable under all applicable Laws to complete the Transaction, including using all of its commercially reasonable efforts to:

(i)       obtain or co-operate in obtaining all necessary waivers, consents and approvals required to be obtained to consummate the Transaction;

(ii)       effect or co-operate in effecting all necessary registrations and filings and submissions of information requested by Governmental Entities required to be effected by it in connection with the Transaction and participate and appear in any required proceedings before Governmental Entities in connection therewith;

(iii)       oppose, lift or rescind, or co-operate in opposing, lifting or rescinding, any injunction or restraining order or other order or action seeking to stop, or otherwise adversely affecting the ability of the Parties to consummate, the Transaction;

(iv)       fulfill all conditions and satisfy all provisions of the Transaction Documents on its part, including, where applicable, delivery of the certificates of its officers contemplated by Section 7.2(a) in the case of the Target and Section 7.3(a) in the case of the Purchaser; and

(v)       otherwise cooperate with the other in connection with the performance by it of its obligations under the Transaction Documents;

(c)       subject in the case of the Target to those actions it is permitted to do in compliance with Section 5.9 and Section 5.10, it will not take any action, or refrain from taking any action, which would reasonably be expected to significantly impede or delay the consummation of the Transaction;

(d)       it will vigorously defend or cause to be defended any Claim or other legal proceedings brought against it challenging the Transaction; and

(e)       it will use commercially reasonable efforts to carry out all actions necessary to ensure the availability of the exemption from the registration requirements of the U.S. Securities Act provided by Rule 506(b) of Regulation D and/or section 4(a)(2) or Regulation S thereunder.

The Target's Covenants Regarding Non-Solicitation

5.9

(a)       The Target shall, and shall direct and cause its officers, directors, employees, representatives, advisors and agents to, immediately cease and cause to be terminated any solicitation, encouragement, activity, discussion or negotiation with any parties that may be ongoing with respect to an Acquisition Proposal whether or not initiated by the Target.

(b)       Subject to Section 5.10 or unless permitted pursuant to Section 5.9, the Target agrees that it will not, and will not authorize or permit any of its officers, directors, employees, representatives, advisors or agents, directly or indirectly, to:

(i)       make, solicit, initiate, entertain, encourage, promote or facilitate, including by way of permitting any visit to its facilities or properties or entering into any form of agreement, arrangement or understanding, any inquiries or the making of any proposals regarding an Acquisition Proposal or that may be reasonably be expected to lead to an Acquisition Proposal;

(ii)       participate, directly or indirectly, in any discussions or negotiations regarding, or furnish to any person any information or otherwise co operate with, respond to, assist or participate in any Acquisition Proposal or potential Acquisition Proposal;

(iii)       withdraw, modify, qualify or change in a manner adverse to the Purchaser, or publicly propose to or publicly state that it intends to withdraw, modify, qualify or change in a manner adverse to the Purchaser the approval, recommendation or declaration of advisability of the Target Board of the Transaction (a "Change in Recommendation");

(iv)       enter into any agreement, arrangement or understanding related to any Acquisition Proposal or requiring it to abandon, terminate or fail to consummate the Transaction or providing for the payment of any break, termination or other fees or expenses to any person in the event that the Transaction is completed or any other transaction agreed to before any termination of this Agreement; or

(v)       make any public announcement or take any other action inconsistent with the recommendation of the Target Board to approve the Transaction.

Notwithstanding the foregoing and any other provisions of this Agreement, the Target Board may consider, participate in any discussions or negotiations with and provide information to, any person who has delivered a written Acquisition Proposal which was not solicited or encouraged by the Target after the date of this Agreement and did not otherwise result from a breach of this Section 5.9 by the Target and that the Target Board determines in good faith constitutes a Superior Proposal; provided, however, that if the Target provides confidential non-public information to such person, the Target obtains a confidentiality and standstill agreement from the person making such Acquisition Proposal that is substantively the same as the Confidentiality Agreement, and otherwise on terms no more favourable to such person than such Confidentiality Agreement; provided, however, that it will not preclude such person from making a Superior Proposal, and provided that the Target sends a copy of any such confidentiality agreement to the Purchaser promptly upon its execution and the Purchaser is provided with a list of the information provided to such person and is immediately provided with access to similar information to which such person was provided.

(c)       The Target will, and will cause the officers, directors, employees, consultants, representatives and agents of the Target and the Target Subsidiaries to, immediately terminate and cease any discussions or negotiations with any parties (other than the Purchaser) with respect to any proposal that constitutes, or may reasonably be expected to constitute, an Acquisition Proposal. The Target will (i) discontinue or not allow access to any of its confidential information to any third party and (ii) immediately request the return or destruction of all information provided to any third party that has entered into a confidentiality agreement with the Target relating to a potential Acquisition Proposal to the extent that such information has not previously been returned or destroyed, and will use all commercially reasonable efforts to ensure that such requests are honoured. The Target agrees not to (iii) release any third party from any confidentiality agreement relating to a potential Acquisition Proposal to which such third party is a party except to allow a Person to propose an Acquisition Proposal to the Target Board and (iv) release any third party from any non-solicitation or standstill agreement or provision to which such third party is a party. The Target also agrees not to amend, modify or waive any such confidentiality, non-solicitation or standstill agreement or provision and undertakes to enforce, or cause the Target Subsidiaries to enforce, such agreements and provisions.

(d)       From and after the date of this Agreement the Target will promptly (and in any event within 24 hours) notify the Purchaser, at first orally and then in writing, of any proposals, offers or written inquiries relating to or constituting an Acquisition Proposal, or any request for non-public information relating to the Target. Such notice will include a description of the terms and conditions of any proposal, inquiry or offer, the identity of the person making such proposal, inquiry or offer and provide such other details of the proposal, inquiry or offer as the Purchaser may reasonably request. The Target will keep the Purchaser fully informed on a prompt basis of the status, including any change to the material terms, of any such inquiry, proposal or offer.

Right to Accept a Superior Proposal

5.10

(a)       If the Target has complied with Section 5.9 with respect thereto, the Target may accept, approve, recommend or enter into any agreement, understanding or arrangement in respect of an Acquisition Proposal which the Target Board has determined to be a Superior Proposal (other than a confidentiality agreement, the execution of which will not be subject to the conditions of this Section 5.10) received before the date of approval of the Transaction by its shareholders and terminate this Agreement if, and only if:

(i)       the Target has provided the Purchaser with a copy of the Superior Proposal document;

(ii)       the Target has provided the Purchaser with the information regarding such Superior Proposal required under Section 5.9(d);

(iii)       the Target Board has determined in good faith, after consultation with outside legal counsel and its financial advisors, that it is necessary in order for the Board of Directors to discharge properly its fiduciary duties to withdraw or modify its approval or recommendation of this Agreement and to approve or recommend such Superior Proposal;

(iv)       five Business Days will have elapsed from the later of the date the Purchaser received written notice (a "Superior Proposal Notice") advising the Purchaser that the Target Board has resolved to accept, approve, recommend or enter into an agreement in respect of such Superior Proposal subject only to this Section 5.10, and the date the Purchaser received a copy of such Superior Proposal document. In the event that the Target provides the Purchaser with a Superior Proposal Notice on a date that is less than seven Business Days before the Target Meeting of shareholders, the Target shall, at the request of the Purchaser, adjourn such meeting to a date that is not less than five Business Days and not more than 15 days after the date of the Superior Proposal Notice. Unless otherwise ordered by a court, the Target will continue to take all reasonable steps necessary to hold the Target Meeting and to cause the Transaction to be voted on at such meeting; and

(v)       the Target has previously or concurrently paid to the Purchaser the Termination Fee, the Target acknowledging and agreeing that payment of the Termination Fee under Section 10.4 is a condition to valid termination of this Agreement under Section 10.1(f) and this Section 5.10(a).

(b)       During the five Business Day period referred to in Section 5.10(a)(iv), the Target agrees that the Purchaser will have the right, but not the obligation, to offer in writing to amend the terms of this Agreement, which offer must be received by the Target before 5:00 p.m. (Vancouver time) on the fifth Business Day of such period in order for such offer to comply with the requirements of this Section 5.10(b). The Target Board will review any written proposal by the Purchaser to amend the terms of this Agreement in good faith in order to determine, in its discretion in the exercise of its fiduciary duties, whether the amended proposal would, upon acceptance by the Target, be at least equivalent to the Superior Proposal. If the Target Board so determines, it will enter into an amended agreement with the Purchaser reflecting the amended proposal. If the Target Board does not so determine, the Target may accept, approve, recommend or enter into an agreement, understanding or arrangement in respect of such Superior Proposal, subject to compliance with Section 10.4 hereof.

(c)       Each Party also acknowledges and agrees that each successive material modification of any Acquisition Proposal will constitute a new Acquisition Proposal for the purposes of the requirement under clause (iv) of Section 5.10(a) and will initiate an additional five Business Day notice period.

ARTICLE 6
REMEDIES

Availability of Equitable Remedies

6.1                   Each Party acknowledges that the other will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of its covenants and agreements contained in this Agreement. In addition to any other remedies that may be available to each of the Parties upon the breach by the other of its covenants and agreements hereunder, each of the Parties will have the right to seek injunctive relief to restrain any breach or threatened breach of those covenants or agreements or obtain specific performance of any of those covenants or agreements.

ARTICLE 7
CONDITIONS

Mutual Conditions

7.1                   The obligations of the Parties to complete the transactions contemplated hereby are subject to fulfillment of the following conditions on or before the Termination Date or such earlier time as is specified below:

(a)       the Interim Order will have been granted in form and substance satisfactory to the Parties, acting reasonably, and will not have been set aside or modified in a manner unacceptable to the Parties, acting reasonably, on appeal or otherwise;

(b)       the Arrangement Resolution will have been passed at the Target Meeting in accordance with the Interim Order;

(c)       the Final Order will have been granted in form and substance satisfactory to the Parties, acting reasonably, and will not have been set aside or modified in a manner unacceptable to the Parties, acting reasonably, on appeal or otherwise;

(d)       the Effective Date will occur before the Termination Date;

(e)       there shall not exist any prohibition at applicable Laws, including a cease trade order, injunction or other prohibition or order at Law or under applicable legislation, against the Purchaser or the Target which shall prevent the consummation of the Arrangement;

(f)       all required material consents, waivers, permits, orders and approvals of any Governmental Entity or other Persons and the expiry of any waiting periods, in connection with, or required to permit, the consummation of the Transaction, will have been obtained or received on terms that will not have a Material Adverse Effect on the Purchaser taking into effect the Transaction, and reasonably satisfactory evidence thereof will have been delivered to each Person;

(g)       the distribution of the Purchaser Shares and Replacement Warrants in Canada pursuant to the Arrangement, and the distribution of the Purchaser Shares upon exercise of the Replacement Warrants are exempt from, or otherwise not subject to, prospectus requirements of applicable Canadian Securities Laws and shall not be subject to resale restrictions under applicable Canadian Securities Laws (other than as applicable to control persons or pursuant to section 2.6 of National Instrument 45-102); provided, however, that all Purchaser Shares and Replacement Warrants to be distributed to Target Securityholders as well as any Purchaser Shares to be distributed pursuant to the exercise of the Replacement Warrants will be "restricted securities" as defined in Rule 144(a)(3) under the U.S. Securities Act;

(h)       the Parties shall have received from any Target Securityholder that is resident in the United States, is a "U.S. person" as defined in Regulation S under the U.S. Securities Act or who will be receiving Purchaser Shares and/or Replacement Warrants for the account or benefit of a U.S. Person or a person in the United States, a U.S. Accredited Investor Certificate as set forth in Schedule 6 hereto, or else the Parties shall ensure that any and all such Target Securityholders shall receive the required information pursuant to Rule 502(b)(2) of Regulation D promulgated under the U.S. Securities Act;

(i)       the Concurrent Financing shall have been completed and the net Concurrent Financing proceeds shall have been advanced as a Loan to the Target as requested by the Target;

(j)       the Target shall have cancelled all outstanding Target Options on or prior to the Effective Time;

(k)       the Purchaser Founder Cancellation shall have occurred on or prior to the Effective Time; and

(l)       this Agreement will not have been terminated pursuant to Article 10.

The foregoing conditions are for the mutual benefit of the Parties and may be waived, in whole or in part, by either of them at any time. If any of the said conditions precedent will not be complied with or waived as aforesaid on or before the date required for the performance thereof, either the Target or the Purchaser may rescind and terminate this Agreement by written notice to the other (provided such non-compliance did not arise from the acts or omissions of the Person purporting to rescind and terminate this Agreement) and will have no other right or remedy, except as set forth in Article 10.

Conditions Precedent to the Obligations of the Purchaser

7.2                   The obligation of the Purchaser to complete the Transaction will also be subject to the fulfillment of each of the following conditions precedent (each of which is for the exclusive benefit of the Purchaser and may be waived by the Purchaser in its sole discretion and any one or more of which, if not satisfied or waived, will relieve the Purchaser of any obligation under this Agreement), on or before the Termination Date or such earlier time as is specified below:

(a)       all covenants of the Target under this Agreement to be performed on or before the Effective Date will have been duly performed by the Target in all material respects. Each of the Locked-up Securityholders shall have complied with their respective Voting Agreements;

(b)       all representations and warranties of the Target will be true and correct in all material respects as of the Effective Date, as if made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, in which event such representations and warranties will be true and correct or true and correct in all material respects, as the case may be, as of such earlier date, or except as affected by transactions contemplated or permitted by this Agreement), without giving effect to any materiality or similar qualifications contained in or incorporated directly or indirectly in such representations and warranties, and the Purchaser will have received a certificate of the Target addressed to the Purchaser and dated on such date, signed on behalf of the Target by one senior executive officer of the Target in his capacity as such and without personal liability, confirming the same;

(c)       since the date of this Agreement there will not have been any change, effect, event, occurrence, development or state of facts that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Target (excluding any change, effect, event, occurrence or state of facts that is specifically referred to in the Target Disclosure Letter);

(d)       the Purchaser will be satisfied with the results of its due diligence investigations of the Target and the Target's business and operations;

(e)       the Target Board shall not have made a Change in Recommendation; and

(f)       the Purchaser will have received all such other documents and certificates as may reasonably be required by the Purchaser in connection with completion of the Arrangement.

The Purchaser may not rely on the failure to satisfy any of the above conditions precedent as a basis for non-compliance by the Purchaser with its obligations under this Agreement if the condition precedent would have been satisfied but for a material default by the Purchaser in complying with its obligations hereunder.

Conditions Precedent to the Obligations of the Target

7.3                   The obligation of the Target to complete the transactions contemplated by this Agreement will also be subject to the following conditions precedent (each of which is for the exclusive benefit of the Target and may be waived by the Target in its sole discretion and any one or more of which, if not satisfied or waived, will relieve the Target of any obligation under this Agreement), on or before the Termination Date or such earlier time as is specified below:

(a)       all covenants of the Purchaser under this Agreement to be performed on or before the Effective Date will have been duly performed by the Purchaser in all material respects;

(b)       all representations and warranties of the Purchaser will be true and correct in all material respects as of the Effective Date, as if made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, in which event such representations and warranties will be true and correct or true and correct in all material respects, as the case may be, as of such earlier date, or except as affected by transactions contemplated or permitted by this Agreement), without giving effect to any materiality or similar qualifications contained in or incorporated directly or indirectly in such representations and warranties, and the Target will have received a certificate of the Purchaser addressed to the Target and dated on such date, signed on behalf of the Purchaser by one senior executive officer of the Purchaser in his capacity as such and without personal liability, confirming the same;

(c)       since the date of this Agreement there will not have been any change, effect, event, occurrence, development or state of facts that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Purchaser (excluding any change, effect, event occurrence or state of facts that is specifically referred to in the Purchaser Disclosure Documents);

(d)       the Target will have received a waiver or releases executed in favour of the Target, the Target Subsidiaries, the Purchaser and the Purchaser Subsidiaries from and against all claims in respect of any accrued fees or accrued liabilities from each of:

(i)       Jose Montes;

(ii)       Mike Gilliland; and

(iii)       AutoHouse;

(e)       the number of directors on the Purchaser Board shall have been set to five as of the Effective Date, with nominees of the Target to be appointed to the Purchaser Board to fill the four vacancies created by the increase in the size of the Purchaser Board from one to five;

(f)       the Purchaser shall not have any stock options or other derivative securities outstanding at the Effective Time;

(g)       the Purchaser shall have maintained having its shares of common stock posted for trading on the OTC Pink maintained by the OTC Markets Group Inc.; and

(h)       the Target will have received all such other documents and certificates as may reasonably be required by the Target in connection with completion of the Arrangement.

The Target may not rely on the failure to satisfy any of the above conditions precedent as a basis for non-compliance by the Target with its obligations under this Agreement if the condition precedent would have been satisfied but for a material default by the Target in complying with its obligations hereunder.

Notice and Cure Provisions

7.4                   Each of the Parties will give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof until the Effective Date, of any event or state of facts that would likely:

(a)       cause any of the representations or warranties of such Person contained herein to be untrue or inaccurate in any material respect as of the date hereof or at the Effective Date; or

(b)       result in the failure of such Person to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement before the Effective Date.

The Parties may elect to not complete the Transaction contemplated hereby pursuant to the conditions precedent contained in Section 7.1, Section 7.2 and Section 7.3, as the case may be, or exercise any termination right arising therefrom, only if forthwith and in any event before the Effective Date, the Purchaser or the Target, as the case may be, has delivered a written notice to the other Party specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Purchaser or the Target, as the case may be, is asserting as the basis for the non-fulfillment of the applicable condition precedent or the exercise of the termination right, as the case may be. If any such notice is delivered, provided that the Purchaser or the Target, as the case may be, is proceeding diligently to cure such matter, if such matter is susceptible to being cured, the other may not terminate this Agreement until the expiration of a period of 20 days from such notice. If such notice has been given before the making of the application for the Final Order, such application will be postponed until the expiry of such period. For greater certainty, in the event that such matter is cured within the time period referred to herein, this Agreement may not be terminated as a result of such matter.

Satisfaction of Conditions

7.5                   The conditions precedent set out in Section 7.1, Section 7.2 and Section 7.3 will be conclusively deemed to have been satisfied, waived or released at the Effective Time.

ARTICLE 8
ADDITIONAL AGREEMENTS

Access to Information

8.1

(a)       From the date hereof until the earlier of the Effective Time and the termination of this Agreement, subject to compliance with applicable Laws and the terms of any existing Contracts, the Target shall cause its officers, directors, employees, independent auditors, accounting advisers and agents to, afford to the Purchaser and to the officers, employees, agents and representatives of the Purchaser such access as the Purchaser may reasonably require at all reasonable times, including for the purpose of facilitating integration business planning, to their officers, employees, agents, properties, books, records and Contracts, and shall furnish the Purchaser with all data and information as the Purchaser may reasonably request.

(b)       From the date hereof until the earlier of the Effective Time and the termination of this Agreement, subject to compliance with applicable Laws and the terms of any existing Contracts, the Purchaser shall cause its officers, directors, employees, independent auditors, accounting advisers and agents to, afford to the Target and to the officers, employees, agents and representatives of the Target such access as the Target may reasonably require at all reasonable times, including for the purpose of facilitating integration business planning, to their officers, employees, agents, properties, books, records and Contracts, and shall furnish the Target with all data and information as the Target may reasonably request.

ARTICLE 9
AMENDMENT

Amendment

9.1                   This Agreement may, at any time and from time to time before or after the holding of the Target Meeting, but not later than the Effective Date, be amended by mutual written agreement of the Parties, and any such amendment may, without limitation:

(a)       change the time for performance of any of the obligations or acts of the Parties;

(b)       waive any inaccuracies or modify any representation or warranty contained herein or in any document delivered pursuant hereto;

(c)       waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the parties; and

(d)       waive compliance with or modify any conditions precedent herein contained;

provided that, notwithstanding the foregoing, (i) following the Target Meeting, the Consideration shall not be amended without approval of the Target Shareholders given in the same manner as required for the approval of the Arrangement or as may be ordered by the Court and (ii) this Agreement and the Plan of Arrangement may be amended in accordance with the Final Order, but in the event that the terms of the Final Order require any such amendment, the rights of the Parties under Section 9.2 shall remain unaffected.

Mutual Understanding Regarding Amendments

9.2                   If either Party proposes any amendment to this Agreement or to the Plan of Arrangement, the other will act reasonably in considering such amendment and, if the other and its security holders are not prejudiced by reason of any such amendment, the other will co-operate in a reasonable fashion with the Person who made the proposal so that such amendment can be effected subject to applicable Laws and the rights of the affected Person's security holders.

Cooperation on Structure

9.3                   The Parties will cooperate in good faith and will take all reasonable steps and actions after the date hereof to complete the Transaction in a manner which is most tax effective for the Parties. The Parties may also agree to modify the structure of the Plan of Arrangement if necessary to provide for a more tax effective structure for their respective shareholders.

ARTICLE 10
TERMINATION AND COMPENSATION

Termination

10.1                 This Agreement may be terminated at any time before the Effective Date, whether before or after Target Shareholder Approval:

(a)       by mutual written consent of the Parties;

(b)       by either the Target or the Purchaser pursuant to the exercise of their rights set forth in Section 7.1 hereof, provided that the provisions of Section 7.4 have been complied with;

(c)       by the Purchaser pursuant to the exercise of its rights set forth in Section 7.2, provided the provisions of Section 7.4 have been complied with;

(d)       by the Target pursuant to the exercise of its rights set forth in Section 7.3, provided the provisions of Section 7.4 have been complied with;

(e)       by either Party if the Target Shareholders and holders of Target Warrants fail to approve the Arrangement Resolution at the Target Meeting;

(f)       by the Target, following receipt of, and in order to enter into a definitive written agreement with respect to a Superior Proposal, but only in compliance with Section 5.10 and Section 10.4;

(g)       by the Purchaser, (i) if the Target Board has made a Change in Recommendation or (ii) the Target will have entered into a binding agreement with respect to a Superior Proposal, in each case only in compliance with Section 5.10 and Section 10.4;

(h)       by the Purchaser, if, subject to Section 7.4, a failure to perform, in all material respects, any covenant or agreement on the part of the Target set forth in this Agreement that would cause the conditions set forth in Section 7.1 or Section 7.2 not to be satisfied, and such conditions are incapable of being satisfied by the Termination Date; provided that the Purchaser is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 7.1 or Section 7.3 not to be satisfied; or

(i)       by the Target, if, subject to Section 7.4, a failure to perform, in all material respects, any covenant or agreement on the part of the Purchaser set forth in this Agreement that would cause the conditions set forth in Section 7.1 or Section 7.3 not to be satisfied, and such conditions are incapable of being satisfied by the Termination Date; provided that the Target is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 7.1 or Section 7.2 not to be satisfied.

Where action is taken to terminate this Agreement pursuant to this Section 10.1, it will be sufficient for such action to be authorized by the Board of Directors of the Person taking such action.

Effect of Termination

10.2                 In the event of termination of this Agreement by either Party as provided in Section 10.1, this Agreement will forthwith become void and have no further effect, and there will be no liability or further obligation on the part of either Party or their respective officers or directors under the Transaction Documents, except that:

(a)       the provisions of Section 10.3 and Section 10.4 (Expenses and Termination Fees), and this Section 10.2 will remain in full force and effect and will survive any such termination;

(b)       neither Party will be released or relieved from any liability arising from their breach of any of their representations, warranties, covenants, or agreements as set forth in the Transaction Documents save and except as provided therein; and

(c)       the covenant of the Parties with respect to confidentiality set forth in the Confidentiality Agreement will survive the termination of this Agreement or completion of the Transaction and continue in full force and effect for a period of two years thereafter.

Expenses

10.3                 Whether or not the Transaction is consummated, except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the Transaction (including the fees and expenses of advisors, accountants and legal counsel) will be paid by the Person incurring such expense.

Termination Fees

10.4                 If this Agreement is terminated pursuant to:

(a)       Section 10.1(e), in circumstances where a bona fide Acquisition Proposal, or the intention to enter a bona fide Acquisition Proposal with respect to the Target, has been publicly announced before the termination of this Agreement and not withdrawn, and within 12 months of the date of such termination:

(i)       the Person who made such Acquisition Proposal or an affiliate of such Person:

(A)       directly or indirectly acquires the Target by arrangement, business combination or otherwise;

(B)       directly or indirectly acquires the assets of the Target that (1) constitute more than 20% of the consolidated assets of the Target, (2) generate more than 20% of the consolidated revenue of the Target or (3) generate more than 20% of the consolidated operating income of the Target; or

(C)       directly or indirectly acquires more than 50% of the Target Shares; or

(ii)       the Target enters into a definitive agreement in respect of, or the Target Board approves or recommends, a transaction contemplated by (a) above with the Person or such affiliate that made such Acquisition Proposal and that transaction is consummated at any time thereafter;

(b)       Section 10.1(f); or

(c)       Section 10.1(g);

the Target will pay to the Purchaser an amount equal to CAD$25,000 in cash or immediately available funds (the "Termination Fee").

Each of the Parties acknowledges and agrees that if the full fee is paid to the Purchaser by the Target pursuant to Section 10.4, the amount so paid and accepted is in lieu of any damages or any other payment or remedy which the Purchaser may be entitled to and will constitute payment of liquidated damages which are a genuine estimate of the damages which the Purchaser will suffer or incur as a result of the event giving rise to such damages and the resultant termination of this Agreement and are not penalties. The Target irrevocably waives any right it may have to raise as a defense that any such liquidated damages are excessive or punitive. For greater certainty, the Purchaser agrees that the payment of any amount pursuant to Section 10.4 is the sole monetary remedy available to it and that it will not have any alternative right or remedy against the Target for damages, whether for consequential damages or otherwise. Nothing in this Section 10.4 will preclude a Party from seeking injunctive relief to restrain any breach or threatened breach of the covenants or agreements set forth in this Agreement or the Confidentiality Agreement or otherwise to obtain specific performance of any such covenants or agreements, without the necessity of posting bond or security in connection therewith.

ARTICLE 11
GENERAL

Notices

11.1                 Any notice, consent, waiver, direction or other communication required or permitted to be given under this Agreement by a Person to any other Person will be in writing and may be given by delivering same or sending same by facsimile transmission or by delivery addressed to the Person to which the notice is to be given at its address for service herein. Any notice, consent, waiver, direction or other communication aforesaid will, if delivered, be deemed to have been given and received on the date on which it was delivered to the address provided herein (if a Business Day, if not, the next succeeding Business Day) and if sent by facsimile transmission be deemed to have been given and received at the time of receipt unless actually received after 4:00 p.m. at the point of delivery in which case it will be deemed to have been given and received on the next Business Day.

The address for service of each of the parties hereto will be as follows:

(a)       if to Target:

Garmatex Technologies, Inc.
Suite 101, 2455 - 192nd Street, Surrey, British Columbia, Canada, V3Z 3X1
Attention:        Darren Berezowski, President
Email:              dberezowski@garmatex.com; and

with a copy (that will not constitute notice) to:

McMillan LLP
Royal Centre, 1055 West Hastings Street, Suite 1500, P.O. Box 1117, Vancouver, British Columbia, Canada, V6E 4N7
Attention:        Thomas Deutsch
Facsimile:        (604) 893-2679
Email:              thomas.deutsch@mcmillan.ca; and

(b)       if to Purchaser:

Oaxaca Resources Corp.
7458 Allison Place, Chilliwack, British Columbia, Canada, V4Z 1J7
Attention:        Devon Loosdrecht, President and CEO
Email:              devon.a.loosdrecht@gmail.com.

Time of Essence

11.2                 Time will be of the essence in this Agreement.

No Third Party Beneficiaries

11.3                 Except as provided in Section 4.3, this Agreement is not intended to confer any rights or remedies upon any person other than the Parties to this Agreement.

Further Assurances

11.4                 Each Person hereto will, from time to time, and at all times hereafter, at the request of any other Person hereto, but without further consideration, do all such further acts and execute and deliver all such further documents and instruments as will be reasonably required in order to fully perform and carry out the terms and intent hereof.

Governing Law

11.5                 This Agreement will be governed by, and be construed in accordance with, the laws of the Province of British Columbia, Canada, and the federal laws of Canada applicable therein. Each Person hereby irrevocably attorns to the non-exclusive jurisdiction of the Courts of the Province of British Columbia in respect of all matters arising under or in relation to this Agreement.

Execution in Counterparts

11.6                 This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Agreement (including, without limitation, PDF), and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

Enurement and Assignment

11.7                 This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by any Person hereto without the prior written consent of the other Person hereto.

IN WITNESS WHEREOF the Parties hereto have executed this Arrangement Agreement as of the date first above written.

GARMATEX TECHNOLOGIES, INC.

Per:     /s/ Darren Berezowski
           Name:  Darren Berezowski
           Title:    President

OAXACA RESOURCES CORP.

Per:      /s/ Devon Loosdrecht
           Name:  Devon Loosdrecht
           Title:    President and CEO

__________

Schedule 1

PLAN OF ARRANGEMENT

                   IN THE MATTER OF AN ARRANGEMENT among Garmatex Technologies, Inc. (the "Target") and the holders from time to time of the issued and outstanding common shares without par value in the capital of the Target, pursuant to Part 9, Division 5 of the Business Corporations Act (British Columbia), as amended.

ARTICLE 1
INTERPRETATION

1.1                   In this Plan of Arrangement any capitalized term used herein and not defined in this Section 1.1 will have the meaning ascribed thereto in the Arrangement Agreement. Unless the context otherwise requires, the following words and phrases used in this Plan of Arrangement will have the meanings hereinafter set out:

(a)       "Arrangement" means the arrangement under Part 9, Division 5 of the BCBCA, as described herein;

(b)       "Arrangement Agreement" means the agreement made as of April 8, 2016 between the Purchaser and the Target, including all schedules annexed hereto, together with the Target Disclosure Letter, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof;

(c)       "Arrangement Resolution" means the special resolution of the Target Shareholders and the holders of Target Warrants approving the Plan of Arrangement which is to be considered at the Target Meeting and will be substantially in the form of Schedule 5 to the Arrangement Agreement;

(d)       "BCBCA" means the Business Corporations Act (British Columbia) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time;

(e)       "Business Day" means any day, other than a Saturday, a Sunday or a statutory or civic holiday in Vancouver, British Columbia;

(f)       "Court" means the Supreme Court of British Columbia;

(g)       "Depositary" means Empire Stock Transfer Inc.;

(h)       "Dissent Procedures" has the meaning ascribed thereto in Section 5.1;

(i)       "Dissent Rights" means the rights of dissent exercisable by the Target Shareholders in respect of the Arrangement described in Article 5 hereto;

(j)       "Dissenter" means a Target Shareholder who has duly exercised a Dissent Right and who is ultimately entitled to be paid the fair value of the Target Shares held by such Target Shareholder;

(k)       "Dissenting Shares" has the meaning ascribed thereto in Section 5.2;

(l)       "Effective Date" means the effective date of the Arrangement, being the second business day after the date upon which all conditions precedent (excluding conditions that, by their terms, cannot be satisfied until the Effective Date) to the completion of the Arrangement as set out in Article 7 of the Arrangement Agreement have been satisfied or waived in accordance with the Arrangement Agreement, or such other date as may be agreed to by the Parties, and the Parties will execute a certificate confirming the Effective Date, not to be unreasonably withheld;

(m)       "Effective Time" means 12:01 a.m. (Vancouver time) on the Effective Date, or such other time as may be agreed between the Parties;

(n)       "Exchange Ratio" means one Purchaser Share in exchange for each Target Share;

(o)       "Final Order" means the final order of the Court, after a hearing upon the fairness of the terms and conditions of the Arrangement, approving the Arrangement, in a form acceptable to the Parties, each acting reasonably, as such order may be amended by the Court at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended on appeal;

(p)       "Interim Order" means the interim order of the Court contemplated by Section 2.2 of the Arrangement Agreement and made pursuant to Section 291 of the BCBCA, in a form acceptable to the Parties, each acting reasonably, providing for, among other things, the calling and holding of the Target Meeting, as the same may be amended by the Court;

(q)       "Parties" means the Purchaser and the Target and "Party" means any one of them;

(r)       "Person" means any individual, sole proprietorship, partnership, unlimited liability company, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, Governmental Entity, and a natural person in such person's capacity as trustee, executor, administrator or other legal representative and, when the context requires it, means either the Purchaser or the Target;

(s)       "Plan of Arrangement" means this Plan of Arrangement and any amendments or variations thereto made in accordance with this Plan of Arrangement or upon the direction of the Court in the Final Order with the consent of the Parties, each acting reasonably;

(t)       "Purchaser" means Oaxaca Resources Corp., a company incorporated under the laws of the State of Nevada, U.S.A.;

(u)       "Purchaser Shares" means the common shares with a par value of USD $0.001 per share in the capital of Purchaser;

(v)       "Registrar" means the Registrar of Companies appointed pursuant to Section 400 of the BCBCA;

(w)       "Replacement Warrant" has the meaning specified in Section 3.1(c) of this Plan of Arrangement;

(x)       "Subsidiary" has the meaning given such term in the Arrangement Agreement;

(y)       "Target" means Garmatex Technologies, Inc., a company incorporated under the laws of the Province of British Columbia, Canada;

(z)       "Target Meeting" means the annual general and special meeting of Target Shareholders, voting as a single class, and holders of Target Warrants, voting as a single class, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution;

(aa)       "Target Securityholders" means Target Shareholders and holders of Target Warrants;

(ab)       "Target Shareholders" means the holders from time to time of Target Shares and Target Shareholder means any one of them;

(ac)       "Target Shares" means the common shares in the authorized share capital of the Target;

(ad)       "Target Warrants" means the warrants to purchase Target Shares as described in Schedule (B) of the Target Disclosure Letter;

(ae)       "Tax Act" means the Income Tax Act (Canada) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time; and

(af)       "Transmittal Letter" means the letter of transmittal to be sent by the Target to Target Shareholders for use in connection with the Arrangement.

1.2                   In this Plan of Arrangement, unless otherwise expressly stated or the context otherwise requires:

(a)       the division of this Plan of Arrangement into Articles and Sections and the further division thereof into subsections and the insertion of headings are for convenience of reference only and will not affect the construction or interpretation of this Plan of Arrangement. Unless otherwise indicated, any reference in this Plan of Arrangement to an Article, Section or subsection refers to the specified Article, Section or subsection to this Plan of Arrangement;

(b)       the terms "hereof", "herein", "hereunder" and similar expressions refer to this Plan of Arrangement and not to any particular section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto and, unless otherwise indicated, a reference herein to a Section is to the appropriate Section of this Plan of Arrangement;

(c)       words importing the singular number only will include the plural and vice versa, words importing the use of any gender will include all genders and words importing persons will include firms and corporations and vice versa;

(d)       if any date on which any action is required to be taken hereunder by any of the parties is not a Business Day, such action will be required to be taken on the next succeeding day which is a Business Day;

(e)       the word "including" means "including, without limiting the generality of the foregoing";

(f)       a reference to a statute is to that statute as now enacted or as the statute may from time to time be amended, re-enacted or replaced and includes any regulation, rule or policy made thereunder; and

(g)       all references to cash or currency in this Plan of Arrangement are to Canadian dollars unless otherwise indicated.

ARTICLE 2
ARRANGEMENT AGREEMENT

2.1                   This Plan of Arrangement is made pursuant to and subject to the provisions of the Arrangement Agreement.

2.2                   This Plan of Arrangement will become effective as at the Effective Time and will be binding without any further authorization, act or formality on the part of the Court, or the Registrar, on the Parties, the Target Shareholders and the holders of Target Warrants (including Dissenters) from and after the Effective Time.

ARTICLE 3
ARRANGEMENT

3.1                   On the Effective Date, subject to the provisions of Article 5 hereof, the following will occur and will be deemed to occur in the order and at the times set out below without any further authorization, act or formality:

(a)       immediately thereafter, each issued Target Share outstanding immediately prior to the Effective Time held by a Target Shareholder in respect of which Dissent Rights have been validly exercised will be deemed to have been transferred without any further act or formality to the Purchaser free and clear of any liens, claims and encumbrances, and:

(i)       such Target Shareholder will cease to be the registered holder of such Dissenting Shares and will cease to have any rights as registered holders of such Target Shares other than the right to be paid fair value for such Dissenting Shares as set out in Section 5.2(a);

(ii)       such Target Shareholder's name will be removed as the registered holder of such Dissenting Shares from the registers of Target Shares maintained by or on behalf of the Target; and

(iii)       the Purchaser will be deemed to be the transferee of such Dissenting Shares, free and clear of any liens, claims and encumbrances, and will be entered in the registers of Target Shares maintained by or on behalf of the Target;

(b)       immediately thereafter, each issued and outstanding Target Share (other than any Target Share in respect of which the Target Shareholder has validly exercised his, her or its Dissent Right) will be transferred to, and acquired by the Purchaser, without any act or formality on the part of the holder of such Target Share or the Purchaser, free and clear of all liens, claims and encumbrances, in exchange for one Purchaser Share, and the name of each such Target Shareholder will be removed from the register of holders of Target Shares and added to the register of holders of Purchaser Shares, and the Purchaser will be recorded as the registered holder of such Target Shares so exchanged and will be deemed to be the legal and beneficial owner thereof; and

(c)       immediately thereafter, each outstanding Target Warrant will without any further action on the part of any holder of a Target Warrant, be exchanged for a warrant (each, a "Replacement Warrant") to purchase one Purchaser Share. Each such Replacement Warrant shall provide for an exercise price per Purchaser Share equal to the exercise price per Target Share otherwise applicable to such Target Warrant immediately prior to the Effective Time. The term, exercisability and all other terms and conditions of the Target Warrant in effect immediately prior to the Effective Time shall govern the Replacement Warrant for which the Target Warrant is so exchanged;

The transactions provided for in this Section 3.1 will be deemed to occur on the Effective Date and at the time specified notwithstanding that certain of the procedures related hereto are not completed until after the Effective Date.

3.2                   Notwithstanding that the transactions or events set out in Section 3.1 may occur or be deemed to occur in the order therein set out without any further act or formality, each of the Parties agrees to make, do and execute or cause and procure to be made, done and executed all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may be required by it in order to further document or evidence any of the transactions or events set out in Section 3.1 and including, without limitation, any resolution of directors authorizing the issue, transfer or purchase for cancellation of shares, any share transfer powers evidencing the transfer of shares, any receipt therefor and any necessary additions to or deletions from share registers.

ARTICLE 4
CERTIFICATES AND PAYMENTS

4.1                   The Purchaser will, following receipt by the Target of the Final Order and prior to the Effective Time, deposit in escrow with the Depositary the Purchaser Shares to satisfy the consideration issuable and/or payable to the Target Shareholders pursuant to this Plan of Arrangement (other than Target Shareholders exercising Dissent Rights and who have not withdrawn their notice of objection).

4.2                   After the Effective Date, certificates formerly representing Target Shares which are held by a Target Shareholder will, except for Target Shares held by Dissenters, represent only the right to receive the consideration issuable and/or payable therefor pursuant to Section 3.1 in accordance with the terms of this Plan of Arrangement.

4.3                   No dividends or other distributions declared or made after the Effective Date with respect to the Purchaser Shares with a record date after the Effective Date will be payable or paid to the holder of any unsurrendered certificate or certificates for Target Shares which, immediately prior to the Effective Date, represented outstanding Target Shares and will not be payable or paid until the surrender of certificates for Target Shares for exchange for the consideration issuable and/or payable therefor pursuant to Section 3.1 in accordance with the terms of this Plan of Arrangement.

4.4                   As soon as reasonably practicable after the Effective Date (subject to Section 6.2), the Depositary will forward to each Target Shareholder that submitted a duly completed Transmittal Letter to the Depositary, together with the certificate (if any) representing the Target Shares held by such Target Shareholder, the certificates representing the Purchaser Shares issued to such Target Shareholder pursuant to Section 3.1(b), which shares will be registered in such name or names and either (i) delivered to the address or addresses as such Target Shareholder directed in their Transmittal Letter or (ii) made available for pick up at the offices of the Depositary in accordance with the instructions of the Target Shareholder in the Transmittal Letter.

4.5                   Target Shareholders that did not submit an effective Transmittal Letter prior to the Effective Date may take delivery of the consideration issuable or payable to them by delivering the certificates representing Target Shares formerly held by them to the Depositary at the offices indicated in the Transmittal Letter. Such certificates must be accompanied by a duly completed Transmittal Letter, together with such other documents as the Depositary may require. Certificates representing the Purchaser Shares issued to such Target Shareholder pursuant to Section 3.1 will be registered in such name or names and delivered to the address or addresses as such Target Shareholder directed in their Transmittal Letter or (ii) made available for pick up at the offices of the Depositary in accordance with the instructions of the Target Shareholder in the Transmittal Letter, as soon as reasonably practicable after receipt by the Depositary of the required certificates and documents.

4.6                   Any certificate which immediately prior to the Effective Date represented outstanding Target Shares and which has not been surrendered, with all other instruments required by this Article 4, on or prior to the sixth anniversary of the Effective Date, will cease to represent any claim against or interest of any kind or nature in the Target, the Purchaser or the Depositary.

4.7                   In the event any certificate, which immediately before the Effective Time represented one or more outstanding Target Share that was exchanged pursuant to Section 3.1, is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, the consideration to which such Person is entitled in respect of the Target Shares represented by such lost, stolen, or destroyed certificate pursuant to Section 3.1 deliverable in accordance with such Person's Transmittal Letter. When authorizing such issuances or payment in exchange for any lost, stolen or destroyed certificate, the Person to whom consideration is to be issued and/or paid will, as a condition precedent to the issuance and/or payment thereof, give a bond satisfactory to the Purchaser and its transfer agent in such sum as the Purchaser may direct or otherwise indemnify the Purchaser in a manner satisfactory to it, against any Claim that may be made against one or both of them with respect to the certificate alleged to have been lost, stolen or destroyed.

ARTICLE 5
RIGHTS OF DISSENT

5.1                   Notwithstanding Section 3.1, holders of Target Shares may exercise rights of dissent (the "Dissent Rights") in connection with the Arrangement pursuant to the Interim Order and in the manner set forth in sections 242 to 247 of the BCBCA (collectively, the "Dissent Procedures"). For greater certainty, and in addition to any other restrictions under Section 242 of the BCBCA, neither:

(a)       holders of Target Warrants, in any event; nor

(b)       Target Shareholders who vote, or who have instructed a proxyholder to vote, in favour of the Arrangement Resolution;

shall be entitled to exercise Dissent Rights.

5.2                   Target Shareholders who duly exercise Dissent Rights with respect to their Target Shares ("Dissenting Shares") and who:

(a)       are ultimately entitled to be paid fair value for their Dissenting Shares will be deemed to have transferred their Dissenting Shares to the Target for cancellation immediately before the Effective Date; or

(b)       for any reason are ultimately not entitled to be paid for their Dissenting Shares, will be deemed to have participated in the Arrangement on the same basis as a non-dissenting Target Shareholder and will receive Purchaser Shares on the same basis as every other non-dissenting Target Shareholder;

but in no case will the Target be required to recognize such persons as holding Target Shares on or after the Effective Date.

5.3                   If a Target Shareholder exercises the Dissent Right, the Purchaser will on the Effective Date set aside a number of Purchaser Shares which is attributable under the Arrangement to the Target Shares for which Dissent Rights have been exercised. If the dissenting Target Shareholder is ultimately not entitled to be paid for their Dissenting Shares, they will be deemed to have participated in the Arrangement on the same basis as the non-dissenting Target Shareholders and the Purchaser will distribute to such Target Shareholder the Purchaser Shares that the Target Shareholder is entitled to receive pursuant to the terms of the Arrangement. If a Target Shareholder duly complies with the Dissent Procedures and is ultimately entitled to be paid for their Dissenting Shares, the Purchaser will pay the amount to be paid in respect of the Dissenting Shares.

ARTICLE 6
EFFECT OF THE ARRANGEMENT

6.1                   As at and from the Effective Time:

(a)       The Target will be a wholly-owned Subsidiary of the Purchaser;

(b)       the rights of creditors against the property and interests of the Target will be unimpaired by the Arrangement; and

(c)       Target Shareholders, other than Dissenters, will hold Purchaser Shares in replacement for their Target Shares, as provided by the Plan of Arrangement.

6.2                   The Parties and the Depositary will be entitled to deduct and withhold from any consideration payable to any holder of Target Shares and to any Dissenter such amounts as the Parties or the Depositary is required or permitted to deduct and withhold with respect to such payment under the Tax Act, the United States Internal Revenue Code of 1986 or any provision of provincial, state, local or foreign tax laws, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts will be treated for all purposes hereof as having been paid to the holder of the shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. Each of the Parties and the Depositary is hereby authorized to sell or otherwise dispose of such portion of the Purchaser Shares payable as consideration as is necessary to provide sufficient funds to the Parties or the Depositary, as the case may be, to enable it to implement such deduction or withholding, and the Parties or the Depositary will notify the holder thereof and remit to the holder any unapplied balance of the net proceeds of such sale.

ARTICLE 7
AMENDMENTS

7.1                   The Parties reserve the right to amend, modify and/or supplement this Plan of Arrangement from time to time at any time prior to the Effective Date, provided that any such amendment, modification or supplement must be contained in a written document that is approved by each of the Parties and is filed with the Court. Subject to Section 7.3, if such amendment, modification or supplement is made following the Target Meeting, it will be approved by the Court and, if required by the Court, communicated to the Target Shareholders, and will become part of the Arrangement upon completion of all the conditions required in the Court approval.

7.2                   Save and except as may be otherwise provided in the Interim Order, any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Purchaser or the Target (provided that the other will have consented thereto) at any time prior to the Target Meeting with or without any other prior notice or communication to Target Shareholders, and if so proposed and accepted by Target Shareholders voting at the Target Meeting, will become part of this Plan of Arrangement for all purposes.

7.3                   Any amendment, modification or supplement to this Plan of Arrangement may be made by the Parties without approval of the Target Shareholders provided that it concerns a matter which, in the reasonable opinion of the Parties, is of an administrative or ministerial nature required to better give effect to the implementation of this Plan of Arrangement and is not materially adverse to the financial or economic interests of any of the Target Shareholders.

ARTICLE 8
FURTHER ASSURANCES

8.1                   Notwithstanding that the transactions and events set out herein will occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the Parties to the Arrangement Agreement will make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out therein.

__________

Schedule 2

REPRESENTATIONS AND WARRANTIES OF THE TARGET

                     Each of the representations and warranties of the Target set forth in this Schedule 2 is qualified and made subject to the disclosures made in the Target Disclosure Letter, and any specific reference to the Target Disclosure Letter herein is solely for greater certainty. The Target hereby represents and warrants to the Purchaser (and acknowledges that the Purchaser is relying upon such representations and warranties in connection with entering into this Agreement) as set forth below:

(a)       Organization: The Target and each of the Target Subsidiaries (other than as set out in Schedule (E) of the Target Disclosure Letter) is a corporation duly incorporated or amalgamated or an entity duly created and validly existing under all applicable Laws of its jurisdiction of incorporation, continuance or creation and has all necessary corporate or other power, authority and capacity to own its property and assets as now owned and to carry on its business as it is now being conducted. The Target and each of its subsidiaries (i) has all licenses, permits, certificates, orders and other authorizations of or from any Governmental Entity necessary to conduct its business substantially as now conducted and (ii) is duly registered or otherwise authorized and qualified to do business and is in good standing in each jurisdiction in which the character of its properties, owned, leased, licensed or otherwise held, or the nature of its activities makes such qualification necessary, except where the failure to be so registered or in good standing would not reasonably be expected to have a Material Adverse Effect.

(b)       Capitalization: The authorized share capital of the Target consists of unlimited number of Target Shares. The number of issued and outstanding Target Shares, Target Options and Target Warrants as of the close of business on April 8, 2016 is set forth in Schedule (B) of the Target Disclosure Letter. Other than the Target Options and Target Warrants, there are no options, warrants, conversion privileges or other rights, shareholder rights plans, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) of any character whatsoever requiring or which may require the issuance, sale or transfer by the Target of any securities of the Target (including Target Shares), or any securities or obligations convertible into, or exchangeable or exercisable for, or otherwise evidencing a right or obligation to acquire, any securities of the Target (including Target Shares). All outstanding Target Shares have been duly authorized and validly issued, are fully paid and non-assessable, and all Target Shares issuable upon the exercise of rights under the Target Options and Target Warrants in accordance with their respective terms have been duly authorized and, upon issuance, will be validly issued as fully paid and non-assessable, and are not and will not be subject to, or issued in violation of, any pre-emptive rights. All securities of the Target (including the Target Shares, the Target Options and the Target Warrants) have been issued in compliance with all applicable Laws and Securities Laws. There are no securities of the Target outstanding which have the right to vote generally (or, other than the Target Options and the Target Warrants, are convertible into, or exchangeable or exercisable for securities having the right to vote generally) with the Target Shareholders on any matter. There are no outstanding contractual or other obligations of the Target or any of the Target Subsidiaries to repurchase, redeem or otherwise acquire any of its securities or with respect to the voting or disposing of any of its outstanding securities. There are no outstanding bonds, debentures or other evidences of indebtedness of the Target having the right to vote with the holders of the outstanding Target Shares on any matters.

(c)       Authority: The Target has the requisite corporate power, authority and capacity to enter into this Agreement and all other agreements and instruments to be executed by the Target as contemplated by this Agreement and to perform its obligations hereunder and under such other agreements and instruments. The execution and delivery of this Agreement by the Target and the performance by the Target and of its obligations under this Agreement have been duly authorized by the Target Board and no other corporate proceedings on the part of the Target or any of the Target Subsidiaries is necessary to authorize the execution and delivery of this Agreement or the performance by the Target and its obligations under this Agreement or the Arrangement pursuant to the Plan of Arrangement. This Agreement has been duly executed and delivered by the Target and constitutes a legal, valid and binding obligation of the Target, enforceable against the Target in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered.

(d)       No Consent: No consent, approval, order or Authorization of, or declaration or filing with, any Governmental Entity or other Person is required to be obtained by the Target or any of the Target Subsidiaries in connection with the execution and delivery of this Agreement or the consummation by the Target of the transactions contemplated hereby other than:

(i)       in connection with or in compliance with applicable corporate and securities Laws;

(ii)       obtaining the Interim Order and Final Order, obtaining any approvals required by the Interim Order and Final Order and filing any documents as may be required to be filed with the Registrar;

(iii)       any other consents, waivers, permits, orders or approvals referred to in the Target Disclosure Letter; and

(iv)       any other consents, approvals, orders, authorizations, declarations or filings which, if not obtained, would not, individually or in the aggregate, have a Material Adverse Effect on the Target.

(e)       Target Subsidiaries: The only Subsidiaries of the Target are the Target Subsidiaries as set out in Schedule (E) of the Target Disclosure Letter and the Target does not own a direct or indirect voting or equity interest in any Person that is not one of the Target Subsidiaries and has no agreement or other commitment to acquire such interest. All of the outstanding shares of the Target Subsidiaries are owned, directly or indirectly, by the Target. Except pursuant to restrictions on transfer contained in the Articles or by-laws (or their equivalent) of the applicable Subsidiary of the Target and subject to security provided to creditors of the Target, the outstanding shares of the Target Subsidiaries are owned free and clear of all Encumbrances.

(f)       No Violation: Other than in respect of certain executive services agreements or other agreements described in Schedule (F) of the Target Disclosure Letter, none of the authorization, execution and delivery of this Agreement by the Target, the completion of the transactions contemplated by this Agreement or the Plan of Arrangement, or compliance by the Target with any of the provisions hereof or thereof will (1) violate, conflict with, or result (with or without notice or the passage of time) in a violation or breach of any provision of, or require, except in respect of any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration under, or result in the creation of any Lien upon, any of the properties or assets of the Target, or cause any indebtedness to come due before its stated maturity or cause any credit commitment to cease to be available or cause any payment or other obligation to be imposed on the Target, under any of the terms, conditions or provisions of (A) their respective articles, charters or by-laws or other comparable organizational documents or (B) any note, bond, mortgage, indenture, loan agreement, deed of trust, Lien, license, permit, or other Contract, (2) result (with or without notice or the passage of time) in a violation or breach of or constitute a default under any provisions of any Laws applicable to the Target or any of their respective properties or assets or (3) cause the suspension or revocation of any Permit currently in effect in respect of the Target (except, in the case of each of clauses (1) and (2) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of Liens which, or any consents, approvals or notices which if not given or received, would not, individually or in the aggregate, reasonably be expected to have any Material Adverse Effect on Target). The authorization of this Agreement, the execution and delivery by the Target of this Agreement, the performance by the Target of its obligations under this Agreement and the consummation by Target of the Arrangement, will not (x) give rise to any rights of first refusal or trigger any change in control provisions or any restrictions or limitation under any such note, bond, mortgage, indenture, contract, license, franchise or Permit, or result in the imposition of any Encumbrance, charge or Lien upon any of the Target's assets, (y) result in or accelerate the time for payment or vesting of, or increase the amount of any severance, unemployment compensation, "golden parachute", bonus, termination payments or otherwise, becoming due to any director or officer of the Target or any of the Target Subsidiaries or increase any benefits otherwise payable under any pension or benefits plan of the Target or any of the Target Subsidiaries or result in the acceleration of the time of payment or vesting of any such benefits or (z) result in the imposition of any Liens upon any assets of the Target.

(g)       Company Authorizations: Except as set out in Schedule (G) of the Target Disclosure Letter, the Target and the Target Subsidiaries have obtained all Authorizations necessary for the ownership, operation, development, maintenance, or use of the material assets of the Target or the Target Subsidiaries or otherwise in connection with the material business or operations of the Target or the Target Subsidiaries and such Authorizations are in full force and effect. The Target and the Target Subsidiaries have fully complied with and are in compliance with all Authorizations, except, in each case, for such non-compliance which, individually or in the aggregate, would not have a Material Adverse Effect on the Target. There is no action, investigation or proceeding pending or, to the knowledge of the Target, threatened regarding any of the Authorizations. None of the Target and the Target Subsidiaries has received any notice, whether written or oral, of revocation or non-renewal of any such Authorizations, or of any intention of any Person to revoke or refuse to renew any of such Authorizations, except in each case, for revocations or non-renewals which, individually or in the aggregate, would not have a Material Adverse Effect on the Target and all such Authorizations continue to be effective in order for the Target and the Target Subsidiaries to continue to conduct their business as they are currently being conducted. No Person other than the Target or any of the Target Subsidiaries owns or has any proprietary, financial or other interest (direct or indirect) in any of the Authorizations.

(h)       Financial Statements and Information: The Target Financial Statements were prepared in accordance with generally accepted accounting principles in Canada consistently applied, and fairly represent, in all material respects, the consolidated financial condition of the Target at the respective dates indicated and the results of operations of the Target (on a consolidated basis) for the periods covered.

(i)       Since December 31, 2015, neither the Target nor any of the Target Subsidiaries nor, to the Target's knowledge, any director, officer, employee, auditor, accountant or representative of the Target or any of the Target Subsidiaries, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Target or any of the Target Subsidiaries or their internal accounting controls, including any complaint, allegation, assertion, or claim that the Target or any of the Target Subsidiaries has engaged in questionable accounting or auditing practices, which has not been resolved to the satisfaction of the Target Board.

(j)       Employment Agreements:

(i)       except as set out in Schedule (F) of the Target Disclosure Letter, the Target Subsidiaries have no employees, and no severance amounts and/or retention or bonuses are payable by the Target Subsidiaries to anyone, and the Target Subsidiaries are not a party to any consulting agreements;

(ii)       except as set out in Schedule (O) of the Target Disclosure Letter, the Target and the Target Subsidiaries are and have been operated in all material respects in compliance with all applicable Laws relating to employees;

(iii)       there is no material proceeding, action, suit or claim pending or threatened involving any employee of the Target and the Target Subsidiaries;

(iv)       except as set out in Schedule (F) of the Target Disclosure Letter, none of the Target and the Target Subsidiaries is a party to any written or oral policy, agreement, obligation or understanding providing for severance or termination payments to, or any employment or consulting agreement with, any director or officer of the Target or any of the Target Subsidiaries that would be triggered by the Target's entering into this Agreement or the completion of the Arrangement;

(v)       none of the Target and the Target Subsidiaries has any employee or consultant whose employment or contract with the Target or one of the Target Subsidiaries cannot be terminated by the Target or one of the Target Subsidiaries, as applicable; and

(vi)       none of the Target and the Target Subsidiaries (A) is a party to any collective bargaining agreement, (B) is, to the knowledge of the Target, subject to any application for certification or threatened or apparent union-organizing campaigns for employees not covered under a collective bargaining agreement or (C) is subject to any current, or to the knowledge of the Target, pending or threatened strike, lockout, slowdown or work stoppage.

(k)       Books and Records: The financial books, records and accounts of Target in all material respects (i) have been maintained in accordance with Canadian GAAP / IFRS, (ii) are stated in reasonable detail and accurately and fairly reflect the material transactions and dispositions of the assets of the Target and (iii) accurately and fairly reflect the basis for the Target Financial Statements. The corporate records and minute books for the Target have been maintained in accordance with all applicable Laws and contain complete and accurate minutes of all meetings and resolutions of the directors and shareholders of the Target held and/or passed, as applicable, since their incorporation or amalgamation, as the case may be.

(l)       No Undisclosed Liabilities: Other than as disclosed in Schedule (L) of the Target Disclosure Letter, the Target has no outstanding indebtedness or liabilities and is not party to or bound by any material suretyship, guarantee, indemnification or assumption agreement, or endorsement of, or any other similar commitment with respect to the obligations, liabilities or indebtedness of any person, other than those specifically identified in the Target Financial Statements or, to the extent disclosed in the Target Disclosure Letter, incurred in the ordinary course of business since the date of the most recent financial statements of the Target.

(m)       Absence of Changes: Since December 31, 2015, except as disclosed in Schedule (M) of the Target Disclosure Letter:

(i)       there has been no change (actual, contemplated or threatened) in the condition (financial or otherwise), earnings, position, value, operation, properties, business results of operations or prospects of the Target or any of the Target Subsidiaries that has or is reasonably likely to have a Material Adverse Effect on the Target, and the debt, business and material property of the Target and of the Target Subsidiaries conform in all respects to the description thereof contained in the Target Disclosure Letter;

(ii)       there has been no dividend or distribution of any kind declared, paid or made by the Target on any Target Shares;

(iii)       the Target and each of the Target Subsidiaries have conducted their respective businesses only in the ordinary and regular course of business consistent with past practice;

(iv)       there has not been any acquisition or sale by the Target or any of the Target Subsidiaries of any material property or assets thereof;

(v)       other than in the ordinary and regular course of business consistent with past practice, there has not been any incurrence, assumption or guarantee by the Target or any of the Target Subsidiaries of (A) any payment, liability or obligation of any nature which has had or is reasonably likely to have a Material Adverse Effect on the Target, (B) any debt for borrowed money, (C) any creation or assumption by the Target or any of the Target Subsidiaries of any Encumbrance, (D) any making by the Target or any of the Target Subsidiaries of any loan, advance or capital contribution to or investment in any other Person (other than (1) loans and advances in an aggregate amount that does not exceed $10,000 outstanding at any time and (2) loans made to other Target Subsidiaries) or (E) any entering into, amendment of, relinquishment, termination or non-renewal by the Target or any of the Target Subsidiaries of any contract, agreement, licence, lease transaction, commitment or other right or obligation which has had or is reasonably likely to have a Material Adverse Effect on the Target;

(vi)       the Target has not effected or passed any resolution to approve a split, consolidation or reclassification of any of the outstanding Target Shares;

(vii)       other than in the ordinary and regular course of business consistent with past practice, there has not been any material increase in or modification of the compensation payable to or to become payable by the Target or any of the Target Subsidiaries to any of their respective directors, officers, employees or consultants or any grant to any such director, officer, employee or consultant of any increase in severance or termination pay or any increase or modification of any bonus, pension, insurance or benefit arrangement made to, for or with any of such directors or officers;

(viii)       the Target has not effected any material change in its accounting methods, principles or practices; and

(ix)       the Target has not adopted any, or materially amended any, collective bargaining agreement, bonus, pension, profit sharing, stock purchase, stock option or other benefit plan or shareholder rights plan.

(n)       Material Contracts: Schedule (N) of the Target Disclosure Letter includes a complete and accurate list of all Material Contracts to which the Target or any of the Target Subsidiaries is a party. All Material Contracts are in full force and effect, and the Target and any of the Target Subsidiaries are entitled to all rights and benefits thereunder in accordance with the terms thereof. The Target has made available to the Purchaser true and complete copies of all Material Contracts. All of the Material Contracts are valid and binding obligations of the Target or a Target Subsidiary, as applicable, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency and other laws affecting the enforcement of creditors' rights generally and subject to the qualification that equitable remedies may only be granted in the discretion of a court of competent jurisdiction. Except as set out in the Target Disclosure Letter, the Target and the Target Subsidiaries have complied in all material respects with all terms of such Material Contracts, have paid all amounts due thereunder, have not waived any rights thereunder and no default or breach exists in respect thereof on the part of the Target or any of the Target Subsidiaries or, to the knowledge of the Target, on the part of any other party thereto, and no event has occurred which, after the giving of notice or the lapse of time or both, would constitute such a default or breach or trigger a right of termination of any of the Material Contracts. As at the date hereof, neither the Target nor any of the Target Subsidiaries have received written notice that any party to a Material Contract intends to cancel, terminate or otherwise modify or not renew such Material Contract, and to the knowledge of the Target or any of the Target Subsidiaries, no such action has been threatened. Neither the Target nor any of the Target Subsidiaries is a party to any Material Contract that contains any non-competition obligation or otherwise restricts in any material way the business of the Target or any of the Target Subsidiaries.

(o)       Compliance with Law: Except as disclosed in Schedule (O) of the Target Disclosure Letter, to the best of the knowledge of Target after due enquiry, the Target and each of the Target Subsidiaries have complied with and are in compliance with all Laws applicable to the operation of its business, except where such non-compliance, considered individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on the Target or any of the Target Subsidiaries and, without limitation, the Target and each of the Target Subsidiaries hold all permits, licences and approvals required for the operation of their business as is now being and has previously been conducted.

(p)       Litigation, etc: Except as set out in Schedule (P) of the Target Disclosure Letter, there are no claims, actions, suits, grievances, complaints or proceedings pending or, to the knowledge of the Target, threatened or affecting the Target or any of the Target Subsidiaries or affecting any of its respective property or assets at law or in equity before or by any Governmental Entity, including matters arising under Environmental Laws. Neither the Target, any of the Target Subsidiaries, nor their assets or properties are subject to any outstanding judgement, order, writ, injunction or decree that involves or may involve or restricts or may restrict the right or ability of the Target or any of the Target Subsidiaries to conduct their business in all material respects as it has been carried on prior to the date hereof, or that would materially impair the consummation of the transactions contemplated by this Agreement.

(q)       Absence of Cease Trade Orders: No order ceasing or suspending trading in the Target Shares (or any of them) or any other securities of the Target is outstanding and no proceedings for this purpose have been instituted or, to the knowledge of the Target, are pending, contemplated or threatened.

(r)       Licences, etc: The Target and the Target Subsidiaries hold all requisite licences, registrations, qualifications, permits, certificates, orders, grants, approvals, consents and other authorizations necessary or appropriate for carrying on their business as currently carried on and all such licences, registrations, qualifications, permits, certificates, orders, grants, approvals, consents and other authorizations are valid and subsisting and in good standing in all material respects except where the failure to hold such licences, registrations, qualifications, permits and consents would not have a Material Adverse Effect on the Target.

(s)       Operational Matters: Except as set out in Schedule (S) of the Target Disclosure Letter:

(i)       all rentals, royalties, production payments, net profits, interest burdens, payments and obligations due and payable, or performable, as the case may be, on or prior to the date hereof under, with respect to, or on account of, any direct or indirect assets of the Target, or any of the Target Subsidiaries, have been (A) duly paid, (B) duly performed or (С) provided for prior for the date hereof; and

(ii)       all costs, expenses, and liabilities payable on or prior to the date hereof under the terms of any contracts and agreements to which the Target or any of the Target Subsidiaries is directly or indirectly bound, have been properly and timely paid, except for such expenses that are being currently paid prior to delinquency in the ordinary course of business.

(t)       Personal Property: The Target has good and valid title to, or a valid and enforceable leasehold interest in, all material personal property owned or leased by them free and clear of any Encumbrances (other than Permitted Encumbrance). No Person has any right of first refusal, undertaking or commitment or any right or privilege capable of becoming such, to purchase any of the material assets owned by the Target, or any part thereof or interest therein. No part of the property or assets of the Target and no property leased by the Target has been taken, condemned or expropriated by any Governmental Entity nor has any written notice or proceeding in respect thereof been given or, to the knowledge of the Target, commenced nor, to the knowledge of the Target, does any person have any intent or proposal to give such notice or commence any such proceedings.\

(u)       Intellectual Property: To the best of the knowledge of Target, there is no action, suit, proceeding or claim pending or threatened by others challenging the Target's rights in or to any Intellectual Property which is used for the conduct of Target's business. Schedule (U) includes a list of all Target's rights in or to any Intellectual Property.

(v)       Insurance: As of the date hereof, the Target has such policies of insurance as are listed in Schedule (V) of the Target Disclosure Letter. All insurance maintained by the Target and each of the Target Subsidiaries is in full force and effect and in good standing and neither the Target nor any of the Target Subsidiaries are in default, whether as to payment of premium or otherwise, under the terms of any such insurance nor has the Target or any of the Target Subsidiaries failed to give any notice or present any material claim under any such insurance in a due and timely fashion or received notice or otherwise become aware of any intent of an insurer to either claim any default on the part of the Target or any of the Target Subsidiaries or not to renew any policy of insurance on its expiry or to increase any deductible or cost.

(w)       Tax Matters: Other than as disclosed in Schedule (W) of the Target Disclosure Letter:

(i)       each of the Target and the Target Subsidiaries has duly and timely made or prepared all Tax Returns required to be made or prepared by it, has duly and timely filed all Tax Returns required to be filed by it with the appropriate Governmental Entity and such Tax Returns are complete and correct;

(ii)       each of the Target and the Target Subsidiaries has (A) duly and timely paid all Taxes due and payable by it, (B) duly and timely withheld all Taxes and other amounts required by Laws to be withheld by it and has duly and timely remitted to the appropriate Governmental Entity such Taxes and other amounts required by Laws to be remitted by it and (C) duly and timely collected all amounts on account of sales or transfer taxes, including goods and services, harmonized sales, sales, value added and federal, provincial, state or territorial sales taxes, required by Laws to be collected by it and has duly and timely remitted to the appropriate Governmental Entity any such amounts required by Laws to be remitted by it;

(iii)       the charges, accruals and reserves for Taxes reflected on the Target Financial Statements (whether or not due and whether or not shown on any of the Tax Returns but excluding any provision for deferred income taxes) are, in the opinion of the Target, adequate under Canadian GAAP / IFRS to cover Taxes with respect to the Target and the Target Subsidiaries accruing for the periods covered thereby;

(iv)       there are no proceedings, investigations, audits, assessments, reassessments or claims now pending or to the knowledge of the Target, threatened against the Target or the Target Subsidiaries that propose to assess Taxes in addition to those reported in the Tax Returns;

(v)       there are no proceedings, investigations, audits or claims now pending or threatened against the Target or any of the Target Subsidiaries in respect of any Taxes and there are no matters under discussion, audit or appeal with any Governmental Entity relating to Taxes;

(vi)       for the purposes of the Tax Act and any other relevant Tax purposes:

(A)       the Target is resident in Canada; and

(B)       each of the Target Subsidiaries is resident in the jurisdiction in which it was formed, and is not resident in any other country.

(x)       Related Party Transactions: Other than as disclosed in Schedule (X) of the Target Disclosure Letter, the Target is not indebted to any director, officer, employee or agent of, or independent contractor to, the Target or any of its affiliates or associates. On or before the date hereof, no director, officer, employee or agent of the Target or any of its respective affiliates or associates is a party to any loan, contract, arrangement or understanding or other transactions with the Target. Except as set out in Schedule (X) of the Target Disclosure Letter, there are no contracts or other transactions between the Target, on the one hand, and any (i) officer or director of the Target, (ii) any holder of record or beneficial owner of 10% or more of any class of the voting or non-voting equity securities of the Target or (iii) any affiliate or associate of any such officer, director or beneficial owner, on the other hand.

(y)       No Option on Assets: No Person has any agreement or option or any right or privilege capable of becoming an agreement or option for the purchase from the Target or the Target Subsidiaries of the material assets of the Target.

(z)       Winding Up: No order has been made, petition presented or meeting convened for the purpose of winding up of the Target or any of the Target Subsidiaries, or for the appointment of any provisional liquidator or in relation to any other process whereby the business is terminated and the assets of the Target or any of the Target Subsidiaries are distributed amongst the creditors and/or shareholders or other contributors, and there are no proceedings under any applicable insolvency, bankruptcy, reorganisation or similar laws in any relevant jurisdiction, and no events have occurred which, under applicable Laws, would be reasonably likely to justify any such cases or proceedings.

(aa)       Brokers: No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Target.

(bb)       Corrupt Practices: There have been no actions taken by the Target or any of its Affiliates which violated or are in violation of the Foreign Corrupt Practices Act of 1977 (United States) or the Corruption of Foreign Public Officials Act (Canada) or any similar legislation of another jurisdiction.

(cc)       Confidentiality Agreements: The Target has not negotiated any Acquisition Proposal with any Person who has not entered into a confidentiality agreement and has not waived any "standstill" provisions in any such agreement, and no such agreement contains any provision currently in effect which would require the Target to pay any break fee or similar payment to any Person, other than the Purchaser pursuant to this Agreement.

(dd)       U.S. Securities Law Matters: The Target (i) is a "foreign private issuer" as defined in Rule 405 under the 1933 Act, (ii) has no class of securities outstanding that is or is required to be registered under section 12 of the 1934 Act or that is subject to the reporting requirements of section 13 or 15(d) of the 1934 Act and (iii) is not registered or required to register as an investment company under the 1940 Act.

(ee)       Vote Required: The only votes of the holders of any class or series of the Target Shares and Target Warrants or other securities of the Target necessary to approve this Agreement and the Arrangement and the transactions contemplated hereof or thereby is, subject to the Interim Order, the Target Shareholder Approval.

(ff)       Support for the Arrangement: The Target has not received any notice or other communication, whether written or oral, from any Target Shareholder or holder of Target Warrants indicating that such party will not support the Arrangement, and The Target has obtained executed Voting Agreements from all of the Locked-up Securityholders.

__________

Schedule 3

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

                     Each of the representations and warranties of the Purchaser set forth in this Schedule 3 is qualified and made subject to the disclosures made in the Purchaser Disclosure Documents, and any specific reference to the Purchaser Disclosure Documents herein is solely for greater certainty. The Purchaser hereby represents and warrants to the Target (and acknowledges that the Target is relying upon such representations and warranties in connection with entering into this Agreement) as set forth below:

(a)       Organization: The Purchaser is a corporation duly incorporated or amalgamated or an entity duly created and validly existing under all applicable Laws of its jurisdiction of incorporation, continuance or creation and has all necessary corporate or other power, authority and capacity to own its property and assets as now owned and to carry on its business as it is now being conducted. The Purchaser (i) has all licenses, permits, certificates, orders and other authorizations of or from any Governmental Entity necessary to conduct its business substantially as now conducted and (ii) is duly registered or otherwise authorized and qualified to do business and is in good standing in each jurisdiction in which the character of its properties, owned, leased, licensed or otherwise held, or the nature of its activities makes such qualification necessary, except where the failure to be so registered or in good standing would not reasonably be expected to have a Material Adverse Effect.

(b)       Ownership of Subsidiaries: The material subsidiaries of Purchaser are disclosed in the Purchaser Disclosure Documents. All of the issued and outstanding shares of capital stock and other ownership interests in the material subsidiaries of the Purchaser are duly authorized, validly issued, fully paid and non-assessable, and all such shares and other ownership interests held directly or indirectly by the Purchaser are legally and beneficially owned, and there are no outstanding options, warrants, rights, entitlements, understandings or commitments (contingent or otherwise) regarding the right to purchase or acquire, or securities convertible into, or exchangeable or exercisable for, any such shares of capital stock or other ownership interests in or material assets or properties of any of the subsidiaries of the Purchaser except as disclosed in the Purchaser Disclosure Documents. There are no contracts, commitments, agreements, understandings, arrangements or restrictions which require any material subsidiaries of Purchaser to issue, sell or deliver any shares in its share capital or other ownership interests, or any securities or obligations convertible into, or exchangeable or exercisable for, any shares of its share capital or other ownership interests except as disclosed in the Purchaser Disclosure Documents. There are no outstanding options, rights, entitlements, understandings or commitments (contingent or otherwise) providing to any third party the right to acquire any shares or other ownership interests in any subsidiaries of the Purchaser except as disclosed in the Purchaser Disclosure Documents.

(c)       Capitalization: The authorized share capital of Purchaser consists of 90,000,000 shares of common stock with a par value of USD $0.001 per share and 10,000,000 shares of preferred stock with a par value of USD $0.001. As of the close of business on April 8, 2016, there are 2,520,000 shares of common stock issued and outstanding and nil shares of preferred stock issued and outstanding. Other than the contemplated Concurrent Financing, there are no options, warrants, conversion privileges or other rights, shareholder rights plans, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) of any character whatsoever requiring or which may require the issuance, sale or transfer by the Purchaser of any securities of the Purchaser (including Purchaser Shares), or any securities or obligations convertible into, or exchangeable or exercisable for, or otherwise evidencing a right or obligation to acquire, any securities of the Purchaser (including Purchaser Shares) or of the Purchaser Subsidiaries. All outstanding Purchaser Shares have been duly authorized and validly issued, are fully paid and non-assessable. All securities of the Purchaser have been issued in compliance with all applicable Laws and Securities Laws. There are no securities of the Purchaser or any of the Purchaser Subsidiaries outstanding which have the right to vote generally (or, are convertible into, or exchangeable or exercisable for securities having the right to vote generally) with the Purchaser Shareholders on any matter.

(d)       Authority: The Purchaser has the requisite corporate power, authority and capacity to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Purchaser and the performance by the Purchaser of its obligations under this Agreement has been duly authorized by the Purchaser Board and no other corporate or shareholder proceedings on the part of the Purchaser is necessary to authorize the execution and delivery by the Purchaser of this Agreement or the performance of its respective obligations under this Agreement or the Arrangement pursuant to the Plan of Arrangement (and for greater certainty, the issuance of the Purchaser Shares forming part of the Consideration pursuant to the Arrangement does not require the approval of the Purchaser Shareholders). This Agreement has been duly executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered.

(e)       No Violation: None of the authorization, execution and delivery of this Agreement by the Purchaser, the completion of the transactions contemplated by this Agreement or the Plan of Arrangement, or compliance by the Purchaser with any of the provisions hereof or thereof will (1) violate, conflict with, or result (with or without notice or the passage of time) in a violation or breach of any provision of, or require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration under, or result in the creation of any Lien upon, any of the properties or assets of the Purchaser or any of the Purchaser Subsidiaries, or cause any indebtedness to come due before its stated maturity or cause any credit commitment to cease to be available or cause any payment or other obligation to be imposed on the Purchaser or any of the Purchaser Subsidiaries, under any of the terms, conditions or provisions of (A) their respective articles, charters or by-laws or other comparable organizational documents or (B) any note, bond, mortgage, indenture, loan agreement, deed of trust, Lien, license, permit, or other Contract, or (2) (x) result (with or without notice or the passage of time) in a violation or breach of or constitute a default under any provisions of any Laws applicable to the Purchaser or any of the Purchaser Subsidiaries or any of its properties or assets or (y) cause the suspension or revocation of any Permit currently in effect in respect of the Purchaser or the Purchaser Subsidiaries (except, in the case of each of clauses (1) and (2) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of Liens which, or any consents, approvals or notices which if not given or received, would not, individually or in the aggregate, reasonably be expected to have any Material Adverse Effect). The authorization of this Agreement, the execution and delivery by the Purchaser of this Agreement, the performance by the Purchaser of its obligations under this Agreement and the consummation by the Purchaser of the Arrangement, will not (x) give rise to any rights of first refusal or trigger any change in control provisions or any restrictions or limitation under any such note, bond, mortgage, indenture, contract, license, franchise or Permit, or result in the imposition of any Encumbrance, charge or Lien upon any of the assets of the Purchaser or the assets of any of the Purchaser Subsidiaries or (y) result in the imposition of any Liens upon any assets of the Purchaser or any of the Purchaser Subsidiaries. There are no approvals and notices (except for post-closing notices) required from any third party under any Contracts in order for the Purchaser and the Purchaser Subsidiaries to proceed with the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement and the Arrangement pursuant to the Plan of Arrangement.

(f)       Financial Statements and Information: The Purchaser Financial Statements were prepared in accordance with generally accepted accounting principles in the United States consistently applied, and fairly represent, in all material respects, the consolidated financial condition of the Purchaser at the respective dates indicated and the results of operations of the Purchaser (on a consolidated basis) for the periods covered.

(g)       Reporting Status and Securities Laws Matters: The Purchaser Shares are registered as a class under section 12(g) of the U.S. Exchange Act, and the Purchaser has filed all reports that it is required to file under section 13(a) of the U.S. Exchange Act. No delisting, suspension of trading in or cease trading order with respect to any securities of and, to the knowledge of the Purchaser, no inquiry or investigation (formal or informal) of any Securities Regulator, is in effect or ongoing or, to the knowledge of the Purchaser, expected to be implemented or undertaken. The Purchaser shall use its best efforts such that the Purchaser Shares shall be posted for trading on the OTC Pink at or before the Effective Date. The Purchaser is in compliance in all material respects with all requirements of the OTC Markets Group Inc.

(h)       Public Record: The Purchaser has filed all required reports, statements, forms and other documents required to be filed by it in accordance with applicable Laws and, as of their respective dates, the documents and materials comprising the Purchaser Disclosure Documents (including all exhibits and schedules thereto and documents incorporated by reference therein) did not contain any Misrepresentation, and complied in all material respects with all Securities Laws.

(i)       Books and Records: The financial books, records and accounts of the Purchaser in all material respects (i) have been maintained in accordance with U.S. GAAP, (ii) are stated in reasonable detail and accurately and fairly reflect the material transactions and dispositions of the assets of the Purchaser and (iii) accurately and fairly reflect the basis for the Purchaser Financial Statements. The corporate records and minute books for the Purchaser have been maintained in accordance with all applicable Laws and contain complete and accurate minutes of all meetings and resolutions of the directors and shareholders of the Purchaser held and/or passed, as applicable, since their incorporation or amalgamation, as the case may be.

(j)       No Undisclosed Liabilities: The Purchaser and the Purchaser Subsidiaries have no outstanding indebtedness or liabilities and are not party to or bound by any material suretyship, guarantee, indemnification or assumption agreement, or endorsement of, or any other similar commitment with respect to the obligations, liabilities or indebtedness of any person, other than those specifically identified in the Purchaser Financial Statements or incurred in the ordinary course of business since the date of the most recent Purchaser Financial Statements filed on SEDAR or otherwise disclosed in the Purchaser Disclosure Documents.

(k)       Absence of Changes: Since January 31, 2016, except as disclosed in the Purchaser Disclosure Documents, there has been no material change (actual, contemplated or threatened) in the condition (financial or otherwise), earnings, position, value, operation, properties, business results of operations or prospects of the Purchaser and the Purchaser Subsidiaries, and the debt, business and material property of the Purchaser and the Purchaser Subsidiaries conform in all respects to the description thereof contained in the Purchaser Disclosure Documents.

(l)       Compliance with Law: To the best of the knowledge of the Purchaser after due enquiry, the Purchaser has complied with and are in compliance with all Laws applicable to the operation of its business, except where such non-compliance, considered individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on the Purchaser and, without limitation, the Purchaser holds all permits, licences and approvals required for the operation of their business as is now being and has previously been conducted.

(m)       Litigation, etc: Other than as disclosed in the Purchaser Disclosure Documents, there are no claims, actions, suits, grievances, complaints or proceedings pending or, to the knowledge of the Purchaser, threatened affecting the Purchaser or any of the Purchaser Subsidiaries or affecting any of their respective property or assets at law or in equity before or by any Governmental Entity, including matters arising under Environmental Laws which, individually or in the aggregate will have a Material Adverse Effect on the Purchaser.

(n)       Absence of Cease Trade Orders: No order ceasing or suspending trading in the Purchaser Shares (or any of them) or any other securities of the Purchaser is outstanding and no proceedings for this purpose have been instituted or, to the knowledge of the Purchaser, are pending, contemplated or threatened.

(o)       Purchaser Material Properties:

(i)       the Purchaser Material Properties as disclosed in the Purchaser Public Documents constitute the material mining concessions, claims, leases, licenses, permits or other rights to explore for, develop and extract minerals that the Purchaser or any of the Purchaser Subsidiaries have any legal or equitable interest in;

(ii)       each Purchaser Material Property is in good standing and the Purchaser and the Purchaser Subsidiaries are lawfully authorized to hold the interests of the Purchaser and the Purchaser Subsidiaries in the Purchaser Material Properties;

(iii)       neither the Purchaser nor the Purchaser Subsidiaries have received any notice, whether written or oral from any Governmental Entity or any person with jurisdiction or applicable authority of any revocation or intention to revoke the Purchaser's or any of the Purchaser Subsidiaries' interests in the Purchaser Material Properties, except as disclosed in the Purchaser Public Disclosure Documents; and

(iv)       all work and activities carried out on the Purchaser Material Properties or any of the Purchaser Subsidiaries or any other person appointed by the Purchaser or any of the Purchaser Subsidiaries have been carried out in all material respects in compliance with all applicable Laws, and neither the Purchaser nor any of the Purchaser Subsidiaries, nor, to the knowledge of the Purchaser or any of the Purchaser Subsidiaries, any other person has received any notice of any material breach of any such applicable Laws, except as disclosed in the Purchaser Disclosure Documents.

(p)       Off Balance Sheet Transactions. The Purchaser is not a party to or bound by any operating leases or any "off-balance-sheet" transactions or arrangements.

(q)       Environmental: Except as disclosed in the Purchaser Disclosure Documents, to the knowledge of the Purchaser, each of the Purchaser and the Purchaser Subsidiaries and their respective businesses, operations, and properties:

(i)       is in compliance in all material respects with all Environmental Laws and all terms and conditions of all Environmental Permits;

(ii)       has not received any order, request or notice from any person alleging a material violation of any Environmental Law; and

(iii)       (i) is not a party to any material litigation or administrative proceeding, nor to its knowledge is any material litigation or administrative proceeding threatened against it or its property or assets, which in either case (1) asserts or alleges that it violated any Environmental Laws, (2) asserts or alleges that it is required to clean up, remove or take remedial or other response action due to the Release of any Hazardous Substances or (3) asserts or alleges that it is required to pay all or a portion of the cost of any past, present or future cleanup, removal or remedial or other response action which arises out of or is related to the Release of any Hazardous Substances, (ii) has no knowledge of any conditions existing currently which could reasonably be expected to subject it to damages, penalties, injunctive relief or cleanup costs under any Environmental Laws or which require or are likely to require cleanup, removal, remedial action or other response by it pursuant to applicable Environmental Laws, except to the extent it would not have a Material Adverse Effect on the Purchaser, and (iii) is not subject to any judgment, decree, order or citation related to or arising out of applicable Environmental Law and has not been named or listed as a potentially responsible party by any Governmental Entity in a matter arising under any Environmental Laws, except to the extent it would not have a Material Adverse Effect of the Purchaser.

(r)       Insurance: All insurance maintained by the Purchaser or any of the Purchaser Subsidiaries is in full force and effect and in good standing in all material respects and neither the Purchaser nor any of the Purchaser Subsidiaries is in material default, whether as to payment of premium or otherwise, under the terms of any such insurance nor has the Purchaser or any of the Purchaser Subsidiaries failed to give any notice or present any material claim under any such insurance in a due and timely fashion or received notice or otherwise become aware of any intent of an insurer to either claim any default on the part of the Purchaser or any of the Purchaser Subsidiaries or not to renew any policy of insurance on its expiry or to increase any deductible or cost.

(s)       Tax Matters: Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Purchaser:

(i)       the Purchaser and each of the Purchaser Subsidiaries has duly and timely filed all Tax Returns required to be filed by them with the appropriate Governmental Entity before the date hereof and all such Tax Returns are complete and correct in all material respects;

(ii)       the Purchaser and each of the Purchaser Subsidiaries has paid on a timely basis all Taxes which are due and payable, all assessments and reassessments, and all other Taxes due and payable by them on or before the date hereof, other than those which are being or have been contested in good faith and in respect of which reserves have been provided in the Purchaser Financial Statements;

(iii)       no material deficiencies, litigation, proposed adjustments or matters in controversy exist or have been asserted with respect to Taxes of the Purchaser or any of the Purchaser Subsidiaries, and neither the Purchaser nor any of the Purchaser Subsidiaries is a party to any action or proceeding for assessment or collection of Taxes and no such event has been asserted or, to the knowledge of the Purchaser, threatened against the Purchaser or any of the Purchaser Subsidiaries or any of their respective assets;

(iv)       no claim has been made by any Governmental Entity in a jurisdiction where the Purchaser and any of the Purchaser Subsidiaries does not file Returns that the Purchaser or any of the Purchaser Subsidiaries is or may be subject to Tax by that jurisdiction;

(v)       there are no Tax Liens (other than in respect of Taxes not yet due and payable) upon any of the assets of the Purchaser or any of the Purchaser Subsidiaries;

(vi)       the Purchaser and each of the Purchaser Subsidiaries has withheld or collected all amounts required to be withheld or collected by it on account of Taxes and has remitted all such amounts to the appropriate Governmental Entity when required by Law to do so; and

(vii)       there are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from the Purchaser or any of its the Purchaser Subsidiaries for any taxable period and no request for any such waiver or extension is currently pending.

(t)       Winding Up: No order has been made, petition presented or meeting convened for the purpose of winding up of the Purchaser, or for the appointment of any provisional liquidator or in relation to any other process whereby the business is terminated and the assets of the Purchaser are distributed amongst the creditors and/or shareholders or other contributors, and there are no proceedings under any applicable insolvency, bankruptcy, reorganisation or similar laws in any relevant jurisdiction, and no events have occurred which, under applicable Laws, would be reasonably likely to justify any such cases or proceedings.

(u)       No Option on Assets. No Person has any agreement or option or any right or privilege capable of becoming an agreement or option for the purchase from the Purchaser or Purchaser Subsidiaries of the material assets of the Purchaser.

(v)       Related Party Transactions. Except as disclosed in the Purchaser Disclosure Documents, there are no Contracts or other transactions currently in place between Purchaser, on the one hand, and (i) any officer or director of the Purchaser, (ii) any holder of record or beneficial owner of 10% or more of Purchaser Shares and (iii) any affiliate or associate of any such, officer, director, holder of record or beneficial owner, on the other hand.

(w)       Brokers: No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Purchaser.

(x)       No Expropriation: No property or asset of the Purchaser has been taken or expropriated by any Governmental Entity nor has any notice or proceeding in respect thereof been given or commenced nor, to the knowledge of the Purchaser, is there any intent or proposal to give any such notice or to commence any such proceeding.

(y)       Issuance of Purchaser Shares: The Purchaser Shares to be issued as part of the Consideration will, when issued pursuant to the Arrangement, be duly and validly issued as fully paid and non-assessable common shares in the capital of the Purchaser, free and clear of all Liens, freely tradeable and posted for trading on the OTC Pink.

(z)       Corrupt Practices: There have been no actions taken by the Purchaser or any of its Affiliates which violated or are in violation of the Foreign Corrupt Practices Act of 1977 (United States) or the Corruption of Foreign Public Officials Act (Canada) or any similar legislation of another jurisdiction.

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Schedule 4

LOCKED-UP SECURITYHOLDERS

Directors and Officers of Target

Darren Berezowski; President and CEO;

Keith Gracey; director;

Hank Wang; Chief of Product Development;

Helen Gracey; a director; and

Alex McAulay; Chief Financial Officer.

Major Shareholders of Target

Jump Capital Corporation;

Winwave Technology Corp.;

Hank Wang;

Doug Thom;

Major holders of Target Warrants

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Schedule 5

ARRANGEMENT RESOLUTION

Arrangement Resolution

BE IT RESOLVED AS A SPECIAL RESOLUTION THAT:

1.                   The arrangement (the "Arrangement") under section 288 of the Business Corporations Act (British Columbia) (the "BCBCA") involving Garmatex Technologies, Inc. ("Target") and its securityholders, all as more particularly described and set forth in the Management Information Circular (the "Circular") of Target dated on or about May ◆ , 2016, accompanying the notice of this meeting (as the Arrangement may be modified or amended), is hereby authorized, approved and adopted;

2.                   The plan of arrangement, as it may be or has been amended (the "Plan of Arrangement"), involving the Target and implementing the Arrangement, the full text of which is set out in an Appendix to the Circular (as the Plan of Arrangement may be, or may have been, modified or amended), is hereby approved and adopted;

3.                   The arrangement agreement (the "Arrangement Agreement") between the Target and Oaxaca Resources Corp. dated April 8, 2016, the actions of the directors of Target in approving the Arrangement and the actions of the officers of Target in executing and delivering the Arrangement Agreement and any amendments thereto are hereby ratified and approved;

4.                   The Target is authorized to apply for a final order from the Supreme Court of British Columbia to approve the Arrangement on the terms set forth in the Arrangement Agreement and the Plan of Arrangement (as they may be, or may have been, amended, modified or supplemented and as described in the Circular);

5.                   Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the securityholders of the Target or that the Arrangement has been approved by the Supreme Court of British Columbia, the directors of the Target are hereby authorized and empowered, without further notice to, or approval of, the securityholders of the Target:

(a)       to amend the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the Arrangement Agreement or the Plan of Arrangement; or

(b)       subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement.

6.                   Any director or officer of the Target is hereby authorized and directed for and on behalf of the Target to execute, whether under corporate seal of the Target or otherwise, and to deliver such documents as are necessary or desirable to give effect to the Arrangement.

7.                   Any director or officer of the Target is hereby authorized, for and on behalf and in the name of the Target, to execute and deliver, whether under corporate seal of the Target or otherwise, all such agreements, forms, waivers, notices, certificates, confirmations and other documents and instruments and to do or cause to be done all such other acts and things as in the opinion of such director or officer may be necessary, desirable or useful for the purpose of giving effect to the foregoing resolutions, the Arrangement Agreement and the completion of the Plan of Arrangement in accordance with the terms of the Arrangement Agreement, including:

(a)       all actions required to be taken by or on behalf of the Target, and all necessary filings and obtaining the necessary approvals, consents and acceptances of appropriate regulatory authorities; and

(b)       the signing of the certificates, consents and other documents or declarations required under the Arrangement Agreement or otherwise to be entered into by the Target;

such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.

Consolidation Resolution

BE IT RESOLVED AS A SPECIAL RESOLUTION THAT:

1.                   The authorized share structure of the Target be altered by consolidating all of the issued and outstanding common shares without par value on the basis of five pre-consolidation common shares for one post-consolidation common share of Target (the "Consolidation");

2.                   Any fractional common shares resulting from the completion of the Consolidation shall be converted to whole common shares pursuant to the provisions of Section 83 of the Business Corporations Act (British Columbia);

3.                   The Board of Directors of the Target is hereby authorized, at any time in its sole and absolute discretion, to determine whether or not to proceed with the Consolidation and to determine whether further approval, ratification or confirmation by the shareholders of the Target should be required for the same;

4.                   Any director and/or officer of the Target be and such director and/or officer of the Target is hereby authorized and empowered, acting for, in the name of and on behalf of the Target, to execute or cause to be executed, under the seal of Target or otherwise, and to deliver or cause to be delivered any and all such documents and instruments and to do or to cause to be done all such other acts and things as, in the opinion of such director and/or officer, may be necessary or desirable in order to fulfill the intent of the foregoing paragraphs of this resolution; and

5.                   Upon the date determined by the Board of Directors of the Target, this resolution shall be deposited at the Target's records office.

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Schedule 6

U.S. ACCREDITED INVESTOR CERTIFICATE

To:                   Oaxaca Resources Corp.
And to:             Garmatex Technologies, Inc.

                     Capitalized terms used but not otherwise defined in this Certificate shall have the meanings given to such terms in the Arrangement Agreement dated April 8, 2016 (the "Agreement") among Oaxaca Resources Corp. (the "Issuer") and Garmatex Technologies, Inc. (the "Target").

                     In connection with the issuance of the Purchaser Shares and/or replacement warrants (the "Replacement Warrants") for the Target Warrants pursuant to the Plan of Arrangement (the Purchaser Shares and the Replacement Warrants being, collectively, the "Securities" herein) to the undersigned, the undersigned hereby represents, warrants, covenants and certifies that the undersigned is a U.S. Person and is an "Accredited Investor" as defined in Rule 501(a) of Regulation D under the U.S. Securities Act as a result of satisfying one or more of the following categories of Accredited Investor below to which the undersigned has affixed his/her/its initials:

1. Initials _______

Any bank as defined in Section 3(a)(2) of the United States Securities Act of 1933, as amended (the "U.S. Securities Act"), or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the U.S. Securities Act whether acting in its individual or fiduciary capacity; any broker or dealer registered pursuant to Section 15 of the U.S. Securities Exchange Act of 1934; any insurance company as defined in Section 2(a)(13) of the U.S. Securities Act; any investment company registered under the U.S. Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of that Act; any Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the U.S. Small Business Investment Act of 1958; any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of US$5,000,000; any employee benefit plan within the meaning of the U.S. Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of US$5,000,000, or, if a self-directed plan, with investment decisions made solely by persons that are "accredited investors" (as such term is defined in Rule 501 of Regulation D of the U.S. Securities Act);

2. Initials _______	Any private business development company as defined in Section 202(a)(22) of the U.S. Investment Advisers Act of 1940;
3. Initials _______

Any organization described in Section 501(c)(3) of the U.S. Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of US$5,000,000;

4. Initials _______

Any trust with total assets in excess of US$5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person (being defined as a person who has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of the prospective investment);

5. Initials _______

A natural person whose individual net worth, or joint net worth with that person's spouse, at the time of purchase, exceeds US$1,000,000 (for the purposes of calculating net worth, (i) the person's primary residence shall not be included as an asset; (ii) indebtedness that is secured by the person's primary residence, up to the estimated fair market value of the primary residence at the time of this certification, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of this certification exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability); and (iii) indebtedness that is secured by the person's primary residence in excess of the estimated fair market value of the primary residence shall be included as a liability);

6. Initials _______

A natural person who had annual gross income during each of the last two full calendar years in excess of US$200,000 (or together with his or her spouse in excess of US$300,000) and reasonably expects to have annual gross income in excess of US$200,000 (or together with his or her spouse in excess of US$300,000) during the current calendar year, and no reason to believe that his or her annual gross income will not remain in excess of US$200,000 (or that together with his or her spouse will not remain in excess of US$300,000) for the foreseeable future;

7. Initials _______	Any director or executive officer of the Issuer; or
8. Initials _______

Any entity in which all of the equity owners meet the requirements of at least one of the above categories- [if this category is selected you must identify each equity owner and provide a U.S. Accredited Investor Certificate from each demonstrating how they qualify as an accredited investor.]

                     In addition, the undersigned further covenants, represents and warrants to the Issuer that:

(a)       it understands that the Securities have not been and will not be registered under the U.S. Securities Act or the securities laws of any state of the United States, that the sale contemplated hereby is being made in reliance on the exemption from such registration requirement provided by Rule 506 of Regulation D, that as such the Securities will be "restricted securities" within the meaning of Rule 144 under the U.S. Securities Act, and the undersigned is familiar with such rule and understands the resale limitations imposed thereby and the U.S. Securities Act, or has been independently advised of such resale limitations by its investment advisor or legal counsel;

(b)       it acknowledges that it has not acquired the Securities as a result of any form of general solicitation or general advertising, including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio, television or the Internet, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising;

(c)       it understands and agrees that there may be material tax consequences to the undersigned of an acquisition or disposition of any of the Securities. The Issuer and Target give no opinions and makes no representations with respect to the tax consequences to the undersigned under United States, state, local or foreign tax law of the undersigned's acquisition or disposition of such Securities. In particular, no determination has been made whether the Issuer will be a "passive foreign investment company" ("PFIC") within the meaning of Section 1291 of the United States Internal Revenue Code;

(d)       it understands and acknowledges that upon the issuance thereof, and until such time as the same is no longer required under the applicable requirements of the U.S. Securities Act or applicable state securities laws and regulations, the certificates, or an ownership statement issued under a direct registration system or other electronic book-entry system, representing the Securities or any shares underlying the Replacement Warrants (the "Warrant Shares") will bear a legend in substantially the following form:

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "U.S. SECURITIES ACT") OR APPLICABLE STATE SECURITIES LAWS.  THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE U.S. SECURITIES ACT AND IN ACCORDANCE WITH ANY APPLICABLE STATE SECURITIES LAWS, OR PURSUANT TO AN EXEMPTION OR EXCLUSION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS."

provided, however, in either case, if any Purchaser Shares, Replacement Warrants or Warrant Shares are being sold, the legend may be removed by delivery to the registrar and transfer agent and the Issuer an opinion of counsel, of recognized standing reasonably satisfactory to the Issuer, that such legend is no longer required under applicable requirements of the U.S. Securities Act or state securities laws.

In addition, it understands and agrees that the certificates representing the Replacement Warrants, and all certificates issued in exchange therefore or in substitution thereof, shall bear the applicable legend set forth above as well as the following legend:

"THESE WARRANTS AND THE SECURITIES DELIVERABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "U.S. SECURITIES ACT") OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THESE WARRANTS MAY NOT BE EXERCISED BY OR ON BEHALF OF A U.S. PERSON OR A PERSON IN THE UNITED STATES UNLESS THESE WARRANTS AND THE SHARES ISSUABLE UPON EXERCISE OF THESE WARRANTS HAVE BEEN REGISTERED UNDER THE U.S. SECURITIES ACT AND THE APPLICABLE SECURITIES LEGISLATION OF ANY SUCH STATE OR EXEMPTIONS FROM SUCH REGISTRATION REQUIREMENTS ARE AVAILABLE. "UNITED STATES" AND "U.S. PERSON" ARE AS DEFINED BY REGULATION S UNDER THE U.S. SECURITIES ACT."

(e)       it consents to the Issuer making a notation on its records or giving instruction to the registrar and transfer agent of the Issuer in order to implement the restrictions on transfer set forth and described herein;

(f)       if an individual, it is a resident of the state or other jurisdiction listed beneath his or her signature below, or if the undersigned is not an individual, the office of the undersigned at which the undersigned received and accepted the offer to acquire the Issuer's Securities is the address listed beneath the signature line below;

(g)       it has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Securities and it is able to bear the economic risk of loss of its entire investment;

(h)       the Issuer has provided to it the opportunity to ask questions and receive answers concerning the terms and conditions of the Arrangement Agreement and it has had access to such information concerning the Issuer as it has considered necessary or appropriate in connection with its investment decision to acquire the Securities;

(i)       it is acquiring the Securities for its own account, for investment purposes only and not with a view to any resale, distribution or other disposition of the Securities in violation of the United States securities laws;

(j)       if it decides to offer, sell or otherwise transfer any of the Securities, it will not offer, sell or otherwise transfer any of such Securities directly or indirectly, unless:

(i)       the sale is to the Issuer;

(ii)       the sale is made outside the United States in a transaction meeting the requirements of Rule 904 of Regulation S under the U.S. Securities Act and in compliance with applicable local laws and regulations;

(iii)       the sale is made pursuant to the exemption from the registration requirements under the U.S. Securities Act provided by Rule 144 thereunder and in accordance with any applicable state securities or "Blue Sky" laws; or

(iv)       the Securities are sold in a transaction that does not require registration under the U.S. Securities Act or any applicable state laws and regulations governing the offer and sale of securities;

and, in the case of clauses (iii) or (iv) above, it has prior to such sale furnished to the Issuer an opinion of counsel or other evidence of exemption in form and substance reasonably satisfactory to the Issuer; and

(k)       it understands that the Issuer is not obligated to file and has no present intention of filing with the U.S. Securities and Exchange Commission or with any state securities administrators any registration statement in respect of resales of the Securities in the United States.

Dated: _________________________, 2016.

X __________________________________
Signature of individual

X __________________________________
Authorized signatory (if Person is not an
individual)

____________________________________
Name of Person (please print)

____________________________________
Name of authorized signatory (please print)

____________________________________
Official capacity of authorized signatory
(please print)

____________________________________
Address

____________________________________

__________

[-- End of Arrangement Agreement --]

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